Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

BGI-Shenzhen,

Beta Acquisition Corporation

and

Complete Genomics, Inc.

Dated as of September 15, 2012

EXECUTION VERSION

3.29	Regulatory Compliance.	28
3.30	No Other Representations or Warranties.	29

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER	29

4.1	Organization and Qualification.	29
4.2	Authority.	29
4.3	No Conflict.	30
4.4	Required Filings and Consents.	30
4.5	Litigation.	30
4.6	Ownership of Company Capital Stock.	31
4.7	Sufficient Funds.	31
4.8	Ownership of the Purchaser; No Prior Activities.	31
4.9	Management Arrangements.	31
4.10	Brokers.	31
4.11	Information in the Proxy Statement.	32
4.12	Information in the Offer Documents and the Schedule 14D-9.	32
4.13	No Other Representations or Warranties.	32

ARTICLE 5	COVENANTS	32

5.1	Conduct of Business by the Company Pending the Closing.	32
5.2	Access to Information; Confidentiality.	35
5.3	No Solicitation of Transactions.	35
5.4	Appropriate Action; Consents; Filings.	39
5.5	Certain Notices.	40
5.6	Public Announcements.	40
5.7	Employee Benefit Matters.	40
5.8	Indemnification of Directors and Officers.	42
5.9	State Takeover Laws.	42
5.10	Parent Agreement Concerning the Purchaser.	43
5.11	Section 16 Matters.	43
5.12	Rule 14d–10(d) Matters.	43
5.13	Litigation.	43
5.14	Financing.	43

ARTICLE 6	CONDITIONS TO CONSUMMATION OF THE MERGER	44

6.1	Conditions to Obligations of Each Party Under This Agreement.	44

ARTICLE 7	TERMINATION, AMENDMENT AND WAIVER	44

7.1	Termination.	44
7.2	Effect of Termination.	45
7.3	Amendment.	46
7.4	Waiver.	47

ARTICLE 8	GENERAL PROVISIONS	47

8.1	Non-Survival of Representations and Warranties.	47
8.2	Fees and Expenses.	47
8.3	Notices.	47
8.4	Certain Definitions.	48
8.5	Terms Defined Elsewhere.	54
8.6	Headings.	56
8.7	Severability.	56

ii

8.8	Entire Agreement.	56
8.9	Assignment.	56
8.10	Parties in Interest.	56
8.11	Mutual Drafting; Interpretation.	57
8.12	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.	57
8.13	Counterparts.	58
8.14	Specific Performance.	58
8.15	Non-Recourse.	58

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit B	Form of Bylaws of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 15, 2012 (this “Agreement”), by and among BGI-Shenzhen, a company organized under the laws of the People’s Republic of China (“Parent”), Beta Acquisition Corporation, a Delaware corporation and a wholly-owned Subsidiary of Parent (the “Purchaser”), and Complete Genomics, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement.

RECITALS

WHEREAS, the respective Boards of Directors of Parent, the Purchaser and the Company have approved this Agreement and the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, pursuant to this Agreement, the Purchaser has agreed to commence a tender offer (the “Offer”) to purchase all of the outstanding common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) (which shares of the Company Common Stock are hereinafter referred to as the “Shares”), at a price per Share of $3.15 (such amount or any different amount per Share that may be paid pursuant to the Offer, the “Offer Price”), payable net to the seller in cash, without interest;

WHEREAS, following the acceptance for payment of Shares pursuant to the Offer, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser will be merged with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) will be converted into the right to receive the Offer Price, payable net to the holder in cash, without interest;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger and (iii) recommended that the Company’s stockholders accept the Offer, tender their Shares to the Purchaser in the Offer and, to the extent applicable, adopt this Agreement and thereby approve the transactions contemplated hereby, including the Merger (the “Company Board Recommendation”);

WHEREAS, the Boards of Directors of Parent and the Purchaser have, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of Parent and the Purchaser and their respective stockholders and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger;

WHEREAS, as a condition to and inducement to Parent’s and the Purchaser’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain stockholders of the Company are entering into a stockholder support agreement with Parent and the Purchaser (the “Support Agreement”);

WHEREAS, as a condition to and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, BGI-Hongkong Co., Limited, one of Parent’s subsidiaries (“Lender”), and the Company are entering into that certain Convertible Subordinated Promissory Note (the “Note”) whereby Lender will lend to the Company up to an aggregate principal amount of $30,000,000 pursuant to the terms and conditions set forth in the Note; and

WHEREAS, Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1

THE OFFER AND THE MERGER

1.1 The Offer.

(a) As promptly as practicable (and in any event within seven Business Days after the date hereof; provided that if the Company fails to satisfy its obligations under Section 1.2(b) in a timely manner to allow for the Purchaser to reasonably meet such seven Business Day deadline, then Purchaser shall have a reasonable additional period of time in which to commence the Offer as promptly as practicable after receiving the information from the Company under Section 1.2(b)), the Purchaser shall (and Parent shall cause Purchaser to) commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Offer to purchase all the outstanding Shares at the Offer Price. The consummation of the Offer, and the obligations of the Purchaser to accept for payment and pay for the Shares tendered pursuant to the Offer shall be subject to: (i) there being validly tendered in the Offer and not properly withdrawn prior to the Expiration Date that number of Shares which, together with the number of Shares (if any) then owned of record by Parent or the Purchaser or with respect to which Parent or the Purchaser otherwise has, directly or indirectly, sole voting power (other than pursuant to the Support Agreement), represents at least a majority of the Shares then outstanding on a fully diluted basis (and in any event no less than a majority of the voting power of the shares of capital stock of the Company then outstanding on a fully diluted basis and entitled to vote upon the adoption of this Agreement) (collectively, the “Minimum Condition”); and (ii) the satisfaction, or waiver by Parent or the Purchaser, of the other conditions set forth in Annex I.

(b) Subject to the satisfaction of the Minimum Condition and the satisfaction, or waiver by Parent or the Purchaser, of the other conditions set forth in Annex I, the Purchaser shall (and Parent shall cause the Purchaser to) accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as promptly as practicable after the Purchaser is legally permitted to do so under applicable Law. The Offer Price payable in respect of each Share validly tendered and not properly withdrawn pursuant to the Offer shall be paid net to the seller in cash, without interest, subject to any withholding of Taxes required by applicable Law in accordance with Section 2.7.

(c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer in accordance with this Agreement, including the Minimum Condition and the other conditions set forth in Annex I. Parent and the Purchaser expressly reserve the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise contemplated by this Agreement or as previously approved by the Company in writing, the Purchaser shall not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer except in the situation where Parent or Purchaser adds new additional consideration to the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) amend or waive the Minimum Condition, (v) amend any of the other conditions to the Offer set forth in Annex I in a manner adverse to the holders of Shares, or (vi) extend the Expiration Date in a manner other than in accordance with this Agreement.

(d) Unless extended in accordance with the terms of this Agreement, the Offer shall expire at midnight (New York City time) on the date that is 20 Business Days following the commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act) (such date and time, the “Initial Expiration Date”) or, if the Initial Expiration Date has been extended in accordance with this Agreement, the date and time on which the Offer has been so extended (the Initial Expiration Date, or such later date and time to which the Initial Expiration Date has been extended in accordance with this Agreement, the “Expiration Date”).

(e) If on or prior to any then scheduled Expiration Date, all of the conditions to the Offer (including the Minimum Condition and the other conditions and requirements set forth in Annex I) have not been satisfied, or waived by Parent or the Purchaser, the Purchaser shall (and Parent shall cause the Purchaser to) extend the Offer on one or more occasions for successive periods of up to 20 Business Days each, the length of each such period to be determined by Parent in its sole discretion, in order to permit the satisfaction of such conditions until the satisfaction, or, where permitted by applicable Law and this Agreement, waiver by Parent or the Purchaser of such conditions; provided, however, that the Purchaser shall not be required to extend the Offer if any condition to the Offer has not been satisfied on or prior to the date that is ninety days (the “Outside Date”), beyond the Outside Date; provided, however, that if as of the Outside Date either the HSR Condition or the CFIUS Condition shall not have been satisfied or any of the Other Required Governmental Approvals shall not have been obtained or any waiting period (or extension thereof) shall not have lapsed, then the Outside Date shall be extended for ninety days (the extended period being the “Outside Date”). Nothing in this Section 1.1(e) shall be deemed to impair, limit or otherwise restrict in any manner the right of Parent or the Purchaser to terminate this Agreement pursuant to Article 7 hereof. In addition, the Purchaser shall extend the Offer for any period or periods required by applicable Law or applicable rules, regulations, interpretations or positions of the U.S. Securities and Exchange Commission (the “SEC”) or its staff.

(f) Notwithstanding the foregoing, only if necessary to obtain sufficient Shares (after taking into account and including Shares issuable upon the exercise of the Top-Up Option) to reach the Short Form Threshold, the Purchaser shall (and Parent shall cause the Purchaser to) provide for a “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act of up to 10 Business Days, the length of the initial “subsequent offering period” and each extension thereof to be determined by the Purchaser in its sole discretion. Subject to the terms and conditions of this Agreement and the Offer, the Purchaser shall (and Parent shall cause the Purchaser to) immediately accept for payment, and pay for, all Shares that are validly tendered pursuant to the Offer during such “subsequent offering period”. The Offer Documents will provide for the possibility of a “subsequent offering period” in a manner consistent with the terms of this Section 1.1(f).

(g) The Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated pursuant to Article 7. If this Agreement is terminated pursuant to Article 7, the Purchaser shall (and Parent shall cause the Purchaser to) promptly (and in any event within 24 hours of such termination), irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by the Purchaser, or this Agreement is terminated prior to the purchase of Shares in the Offer, the Purchaser shall promptly return, and shall cause any depositary acting on behalf of the Purchaser to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof.

(h) As soon as practicable on the date of the commencement of the Offer, Parent and the Purchaser shall file with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the Offer to Purchase, a form of letter of transmittal and a form of summary advertisement (collectively, together with any amendments and supplements thereto, the “Offer Documents”). Parent and the Purchaser agree to cause the Offer Documents to be disseminated to holders of Shares, as and to the extent required by the Exchange Act. Parent and the Purchaser, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and Parent and the Purchaser agree to cause the Offer Documents, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC, and Parent and the Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent and the Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, the Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any such written responses and Parent and the Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

1.2 Company Actions.

(a) On the date of the filing of the Schedule TO, the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 5.3(e), contain the Company Board Recommendation. The Company shall also include in the Schedule 14D-9 in its entirety, the Fairness Opinion, together with a summary thereof in accordance with Item 1015(b) of Regulation M-A under the Exchange Act (regardless of whether such item is applicable). The Company hereby consents to the inclusion in the Offer Documents of a description of the Company Board Recommendation. The Company further agrees to cause the Schedule 14D-9 to be disseminated to holders of Shares, as and to the extent required by the Exchange Act. The Company, on the one hand, and Parent and the Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes thereto suggested by Parent, the Purchaser and their legal counsel. In addition, the Company shall provide Parent, the Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and any written or oral responses thereto. Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, the Purchaser and their counsel.

(b) The Company shall as promptly as possible after the date hereof furnish or cause to be furnished to the Purchaser mailing labels, security position listings, non-objecting beneficial owner lists and any other listings or computer files containing the names and addresses of the record or beneficial holders of the Shares as of the most recent practicable date, and shall as promptly as possible after the date hereof furnish the Purchaser with such information (including, but not limited to, updated lists of holders of the Shares and their addresses, mailing labels, security position listings and non-objecting beneficial owner lists) and such other assistance as the Purchaser or its agents may reasonably request in communicating with the record and beneficial holders of Shares.

1.3 Directors.

(a) After the Purchaser accepts for payment Shares tendered and not properly withdrawn pursuant to the Offer (the “Acceptance Time”), and at all times thereafter, Parent shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (giving effect to the directors elected or designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent, the Purchaser or any of their respective Subsidiaries bears to the total number of Shares then outstanding. After the Acceptance Time, the Company shall, upon Parent’s request, take all actions as are necessary or desirable to enable Parent’s designees to be so elected or designated to the Company Board, including but not limited to promptly filling vacancies or newly created directorships on the Company Board, promptly increasing the size of the Company Board (including by amending the Company Bylaws if necessary to increase the size of the Company Board) or promptly securing the resignations of such number of its incumbent directors, and shall cause Parent’s designees to be so elected or designated at such time. After the Acceptance Time, the Company shall also, upon Parent’s request, cause the directors elected or designated by Parent to the Company Board to serve on and constitute the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each Company Subsidiary and (iii) each committee (or similar body) of each such board, in each case to the extent permitted by applicable Law and the Marketplace Rules of The NASDAQ Global Market (the “Nasdaq”). After the Acceptance Time, the Company shall also, upon Parent’s request, take all action necessary to elect to be treated as a “controlled company” as defined by Nasdaq Marketplace Rule 4350(c) and make all necessary filings and disclosures associated with such status. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights that Parent, the Purchaser or any of their respective affiliates may have as a record holder or beneficial owner of Shares as a matter of applicable Law with respect to the election of directors or otherwise.

(b) The Company’s obligations to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3(b), including mailing to stockholders (together with the Schedule 14D-9) any information required by Section 14(f) and Rule 14f-1 to enable Parent’s designees to be elected or designated to the Company Board at the time or times contemplated by this Section 1.3. Parent shall supply or cause to be supplied to the Company any information with respect to Parent, the Purchaser, their respective officers, directors and affiliates and proposed designees to the Company Board required by Section 14(f) and Rule 14f-1.

(c) After Parent’s designees are elected or designated to, and constitute a majority of, the Company Board pursuant to Section 1.3(a), and prior to the Effective Time, the Company shall cause the Company Board to maintain at least three directors who are members of the Company Board on the date hereof, each of whom shall be an “independent director” as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules and eligible to serve on the Company’s audit committee under the Exchange Act and Nasdaq rules and, at least one of whom shall be an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and the instructions thereto (the “Continuing Directors”); provided, however, that if any Continuing Director is unable to serve due to death, disability or resignation, the Company shall take all necessary action (including creating a committee of the Company Board) so that the remaining Continuing Director or Continuing Directors shall be entitled to elect or designate another Person that satisfies the foregoing independence requirements to fill such vacancy, and such Person shall be deemed to be a Continuing Director for purposes of this Agreement. After Parent’s designees are elected or designated to, and constitute a majority of, the Company Board pursuant to Section 1.3(a), and prior to the Effective Time, in addition to any approvals of the Company Board or the stockholders of the Company as may be required by the Company Certificate, the Company Bylaws or applicable Law, the affirmative vote of a majority of the Continuing Directors shall be required (i) for the Company to terminate this Agreement or amend this Agreement, (ii) for the Company to exercise or waive any of the Company’s rights, benefits or remedies under this Agreement, (iii) except as otherwise contemplated by this Agreement, to amend the Company Certificate or the Company Bylaws or (iv) to take any other action of the Company Board under or in connection with this Agreement, in each case, if such termination, amendment, exercise, waiver or other action would reasonably be expected to adversely affect in any material respect the holders of Shares (other than Parent or the Purchaser); provided, however, that if there shall be no Continuing Directors as a result of such Persons’ deaths, disabilities or resignations, then such actions may be effected by majority vote of the entire Company Board.

1.4 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, the Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

(b) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall, by virtue of the Merger, be amended so as to read in its entirety in the form set forth as Exhibit A hereto, until thereafter changed or amended as provided therein or by applicable Law. In addition, the Company and the Surviving Corporation shall take all necessary action such that, at the Effective Time, the bylaws of the Surviving Corporation shall be amended so as to read in its entirety in the form set forth as Exhibit B hereto, until thereafter changed or amended as provided therein or by applicable Law.

(c) The directors of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d) If at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.5 Closing and Effective Time of the Merger.

The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Pacific time, on a date to be specified by the parties (the “Closing Date”), such date to be no later than the second Business Day after satisfaction or waiver of all of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), at the offices of Latham & Watkins, LLP, 140 Scott Drive, Menlo Park, California, unless another time, date or place is agreed to in writing by the parties hereto. On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, the Purchaser and the Company shall cause an appropriate certificate of merger or other appropriate documents (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time”.

1.6 Meeting of Stockholders to Approve the Merger.

(a) If required by applicable Law in order to consummate the Merger, the Company shall prepare a proxy statement or information statement for the Special Meeting (together with any amendments and supplements thereto and any other required proxy materials, the “Proxy Statement”) relating to the Merger and this Agreement, with the intention that the Proxy Statement be in a form ready, if necessary, to file with the SEC, print and mail to the stockholders of the Company promptly following the Acceptance Time. Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, the Purchaser and their counsel. The Company shall include the Company Board Recommendation, the Fairness Opinion, together with a summary thereof in accordance with Item 1015(b) of Regulation M-A (regardless of whether such item is applicable) and all other information required to be included under the Exchange Act, in the Proxy Statement. The Company, on the one hand, and Parent and the Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Proxy Statement, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Proxy Statement, as so corrected, to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement, mailed to holders of Shares, in each case as and to the extent required by the Exchange Act. The Company shall provide Parent, the Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, the Purchaser and their counsel.

(b) If approval of the stockholders of the Company is required under applicable Law to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with and subject to the requirements of applicable Law: (i) as promptly as practicable after the Acceptance Time, in consultation with Parent, duly set a record date for, call and give notice of a special meeting of its stockholders (the “Special Meeting”) for the purpose of considering and taking action upon this Agreement (with the record date to be set in consultation with Parent for a date after the Acceptance Time); (ii) promptly after the Acceptance Time, file the Proxy Statement with the SEC, cause the Proxy Statement to be printed and mailed to the stockholders of the Company and convene and hold the Special Meeting; and (iii) use commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and approval of the transactions contemplated hereby, including the Merger, and secure any approval of stockholders of the Company that is required by applicable Law to effect the Merger.

(c) At the Special Meeting or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the Shares then owned of record by Parent or the Purchaser or with respect to which Parent or the Purchaser otherwise has, directly or indirectly, sole voting power in favor of the adoption of this Agreement and approval of the transactions contemplated hereby, including the Merger, and to deliver or provide, in its capacity as a stockholder of the Company, any other approvals that are required by applicable Law to effect the Merger.

1.7 Merger Without Meeting of Stockholders.

Notwithstanding the terms of Section 1.6, if after the Acceptance Time and, if applicable, the expiration of any “subsequent offering period” provided by the Purchaser in accordance with this Agreement and the exercise of the Top-Up Option, Parent and the Purchaser shall then hold of record, in the aggregate, at least 90% of the outstanding shares of each class of capital stock of the Company entitled to vote on the adoption of this Agreement under applicable Law (the “Short Form Threshold”), the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL.

1.8 Top-Up Option.

(a) The Company hereby irrevocably grants to the Purchaser an option (the “Top-Up Option”), exercisable only upon the terms and subject to the conditions set forth herein, to purchase from the Company at a price per share equal to the Offer Price an aggregate number of newly issued shares of Company Common Stock (the “Top-Up Option Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent and the Purchaser at the time of such exercise, shall constitute one share more than 90% of the Shares then outstanding (after giving effect to the issuance of the Top-Up Option Shares); provided, however, that the Top-Up Option shall not be exercisable unless, (i) the Minimum Condition shall have been satisfied and (ii) immediately after such exercise and the issuance of shares of Company Common Stock pursuant thereto, the Purchaser reasonably believes that the Short Form Threshold would be reached (assuming the issuance of the Top-Up Option Shares); provided, further, that in no event shall the Top-Up Option be exercisable for a number of Shares in excess of the Company’s then total authorized and unissued Shares. Upon Parent’s request, the Company shall use commercially reasonable efforts to cause its transfer agent to certify in writing to Parent the number of Shares issued and outstanding as of immediately prior to the exercise of the Top-Up Option and after giving effect to the issuance of the Top-Up Option Shares. The Purchaser shall pay the Company the aggregate par value of the Top-Up Option Shares in cash and the balance of the aggregate price required to be paid for the Top-Up Option Shares by delivery of a promissory note (the “Promissory Note”). The Promissory Note shall be full recourse against Parent and Purchaser, be due one year from the date the Top-Up Option Shares are issued and bear interest at a per annum rate equal to the prime lending rate prevailing from time to time during such period as published in The Wall Street Journal and may be prepaid at any time without premium or penalty. Parent, the Purchaser and the Company acknowledge and agree that, in any appraisal proceeding related to this Agreement, the fair value of the Shares subject to the appraisal proceeding shall be determined in accordance with the DGCL without regard to the exercise by Parent or the Purchaser of the Top-Up Option, any Shares issued upon exercise of the Top-Up Option or the Promissory Note.

(b) The Purchaser may exercise the Top-Up Option on one or more occasions, in whole or in part, after the Acceptance Time and prior to the earlier to occur of (i) the Effective Time and (ii) the valid termination of this Agreement. The parties acknowledge and agree that for all purposes of this Agreement and Annex I, any listing rule or requirement of any national securities exchange shall not be deemed to prohibit or make illegal the exercise of the Top-Up Option or the issuance of the Top-Up Shares.

(c) Each time that the Purchaser wishes to exercise the Top-Up Option, the Purchaser shall send to the Company a written notice (a “Top-Up Exercise Notice”) specifying the denominations of the certificate or certificates evidencing the Top-Up Option Shares that the Purchaser wishes to receive, and the place, time and date for the closing of the purchase and sale pursuant to the Top-Up Option (the “Top-Up Closing”). The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to the Purchaser confirming the number of Top-Up Option Shares and the aggregate purchase price therefor (the “Top-Up Notice Receipt”). At the Top-Up Closing, the Purchaser shall deliver to the Company the consideration required to be delivered in exchange for the Top-Up Option Shares in an aggregate amount equal to the purchase price specified in the Top-Up Notice Receipt, and the Company shall cause to be issued and delivered to the Purchaser a certificate or certificates representing the Top-Up Option Shares. Such certificates may include any legends that are required by applicable Law. Parent and the Purchaser acknowledge that the Top-Up Option Shares which Parent or the Purchaser may acquire upon exercise of the Top-Up Option shall not be registered under the Securities Act, and shall be issued in reliance upon an exemption for transactions not involving a public offering. Parent and the Purchaser agree that the Top-Up Option, and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option, if any, are being and shall be acquired by the Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

ARTICLE 2

CONVERSION OF SECURITIES IN THE MERGER

2.1 Conversion of Securities.

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Purchaser, the Company or the holders of any of the following securities:

(a) Conversion of Company Common Stock. Each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares, shall be converted into the right to receive the Offer Price (the “Merger Consideration”), payable to the holder in cash, without interest, upon surrender of the certificate formerly representing such Shares in accordance with Section 2.2.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are held in the treasury of the Company or owned of record by any Company Subsidiary, and all Shares owned of record by Parent, the Purchaser or any of their respective wholly-owned Subsidiaries shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(c) Purchaser Common Stock. Each share of common stock, par value $0.001 per share, of the Purchaser (the “Purchaser Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

2.2 Payment for Securities; Surrender of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall designate a reputable bank or trust company to act as the paying agent for purposes of effecting the payment of the Merger Consideration in connection with the Merger (the “Paying Agent”). At or promptly after the Effective Time, Parent or the Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to this Agreement, together with the aggregate Option Payments, RSU Payments and Warrant Payments; provided, that any Options Payments or RSU Payments may be paid through the Company’s payroll system and such amounts shall be transferred by the Paying Agent to the Company. Such funds shall be invested by the Paying Agent as directed by Parent, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares. Earnings from such investments shall be the sole and exclusive property of Parent, and no part of such earnings shall accrue to the benefit of holders of Shares.

(b) Procedures for Surrender. As promptly as practicable after the Effective Time, Parent or the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that represented Shares (the “Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”), in each case, which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form and have such other provisions as Parent, the Surviving Corporation or the Paying Agent may reasonably specify, and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of Certificates and Book-Entry Shares for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent or the Surviving Corporation, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates or Book-Entry Shares, the holder of such Certificates or Book-Entry Shares shall be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates and for each Book-Entry Share. Any Certificates and Book-Entry Shares so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. Any other transfer Taxes incurred in connection with the transactions contemplated by this Agreement shall be paid by Parent. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, without interest thereon.

(c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Fund; Abandoned Property; No Liability. At any time following the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without interest and subject to any withholding of Taxes required by applicable Law in accordance with Section 2.7. If, prior to six years after the Effective Time (or otherwise immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws), any holder of Certificates or Book-Entry Shares has not complied with the procedures in Section 2.2(b) to receive payment of the Merger Consideration to which such holder would otherwise be entitled, the payment in respect of such Certificates or Book-Entry Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a) hereof; provided, however, that Parent or Surviving Corporation may, in their sole discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Purchaser, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3 Dissenting Shares.

Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing. The parties hereby agree and acknowledge that in any appraisal proceeding with respect to the Dissenting Shares and to the fullest extent permitted by applicable Law, the Surviving Company shall not assert that the exercise of the Top-Up Option, any issuance of the Top-Up Option Shares or any delivery by the Purchaser of the Promissory Note to the Company in payment for the Top-Up Option Shares should be considered in connection with a determination of the fair value of the Dissenting Shares in accordance with Section 262(h) of the DGCL.

2.4 Treatment of Company Options and Company RSUs; Stock Plans.

(a) Treatment of Company Options. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, each unexpired and unexercised option to purchase Shares (the “Company Options”), under any stock option plan of the Company, including the 2006 Equity Incentive Plan or the 2010 Equity Incentive Award Plan, or any other plan, agreement or arrangement (the “Company Stock Option Plans”), whether or not then exercisable or vested, shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash (subject to any applicable withholding or other Taxes required by applicable Law) of an amount equal to the product of (i) the total number of Shares previously subject to such Company Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Company Option (such amounts payable hereunder being referred to as the “Option Payments”). From and after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Payment. For purposes of clarity, no payment shall be made with respect to any Company Option so cancelled with a per-share exercise price that equals or exceeds the amount of the Merger Consideration.

(b) Treatment of Company RSUs. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, each outstanding restricted stock unit awarded pursuant to any Company Stock Option Plan (the “Company RSUs”), whether or not then vested, shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company RSU shall be entitled to receive, in consideration of the cancellation of such Company RSU and in settlement therefor, a payment in cash (subject to any applicable withholding or other Taxes required by applicable Law) of an amount equal to the product of (i) the total number of Shares previously subject to such Company RSU and (ii) the Merger Consideration (such amounts payable hereunder being referred to as the “RSU Payments”). The holders of all canceled Company RSUs shall, as of the Effective Time, cease to have any further right or entitlement to acquire Shares or any shares of the capital stock of Parent or Purchaser under their canceled Company RSUs. To the extent any such canceled Company RSU is subject to a deferred payment schedule pursuant to the applicable distribution provisions of Section 409A of the Code so that the RSU Payments cannot be paid to the holder within such period without the holder’s incurrence of a penalty tax and interest penalties under Section 409A of the Code, then any RSU Payments otherwise payable to the holder of such canceled Company RSU shall be distributed in accordance with Section 409A of the Code and the applicable Treasury Regulations thereunder.

(c) Termination of Company Stock Option Plans. After the Effective Time, all Company Stock Option Plans shall be terminated and no further Company Options or other rights with respect to Shares shall be granted thereunder.

2.5 Treatment of Company Warrants.

At the Effective Time, each warrant to purchase Shares (the “Company Warrants”) that is issued, unexpired and unexercised immediately prior to the Effective Time and not terminated pursuant to its terms in connection with the Merger shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company Warrant shall be entitled to receive, in consideration of the cancellation of such Company Warrant and in settlement therefor, a payment in cash (subject to any applicable withholding or other Taxes required by applicable Law) of an amount equal to the product of (i) the total number of Shares previously subject to such Company Warrant and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Company Warrant (such amounts payable hereunder being referred to as the “Warrant Payments”). From and after the Effective Time, any such cancelled Company Warrant shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Warrant Payment, and the Company will use commercially reasonable efforts to obtain all necessary consents to ensure that former holders of Company Warrant will have no rights other than the right to receive the Warrant Payment.

2.6 Treatment of Employee Stock Purchase Plan.

The current offerings in progress as of the date hereof under the Company’s 2010 Employee Stock Purchase Plan (the “ESPP”) shall continue in effect and the Company shall not permit participants to increase their rate of contributions for such offering, and the shares of Company Common Stock shall be issued to participants thereunder on the next currently scheduled purchase dates thereunder occurring after the date hereof as provided under, and subject to the terms and conditions of, the ESPP. The Company shall not establish any new offerings under the ESPP following the date hereof. In accordance with the terms of the ESPP, any offering in progress as of the Effective Time shall be shortened, and the “Exercise Date” (as defined in the ESPP) shall be the business day immediately preceding the Effective Time. Each then outstanding option under the ESPP shall be exercised automatically on such Exercise Date. Notwithstanding any restrictions on transfer of stock in the ESPP, the treatment in the Merger of any stock under this provision shall be in accordance with Section 2.1(a). The Company shall terminate the ESPP as of or prior to the Effective Time.

2.7 Withholding Rights.

Parent, the Surviving Corporation, the Purchaser and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock, Company Options, Company RSUs or Company Warrants, as applicable, such amounts as Parent, the Surviving Corporation, the Purchaser or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity by Parent, the Surviving Corporation, the

Purchaser or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, Company Options, Company RSUs or Company Warrants, as applicable, in respect of which such deduction and withholding was made by Parent, the Surviving Corporation, the Purchaser or the Paying Agent.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company SEC Documents filed with the SEC and publicly available prior to the date hereof to the extent reasonably apparent from the face of such information therein that it qualifies any representation and warranty in Article 3 (but excluding any forward-looking disclosures contained in “Forward Looking Statements” and “Risk Factors” sections of the Company SEC Documents and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward looking in nature) (and provided that the representations and warranties set forth in Sections 3.2 and 3.3 shall not be qualified by any information in any Company SEC Documents), (ii) the disclosure schedule delivered by the Company to Parent and the Purchaser prior to the execution of this Agreement (the “Company Disclosure Schedule”), which identifies items of disclosure by reference to a particular Section or Subsection of this Agreement or (iii) any other part of the Company Disclosure Schedule where it is reasonably apparent from the face of such disclosure or the context in which such disclosure is made that such disclosure shall be deemed to be disclosed with respect to any other Section or Subsection of this Agreement, the Company hereby represents and warrants to Parent and the Purchaser as follows:

3.1 Organization and Qualification; Subsidiaries.

(a) The Company and each of its Subsidiaries (each a “Company Subsidiary”) is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has made available to Parent and the Purchaser true and complete copies of the currently effective amended and restated certificate of incorporation of the Company (the “Company Certificate”) and amended and restated bylaws of the Company (the “Company Bylaws”), and the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of each Company Subsidiary. The Company is not in violation of the Company Certificate or Company Bylaws, and, the Company Subsidiaries are not in violation of their respective organizational or governing documents.

(c) Section 3.1(c) of the Company Disclosure Schedule sets forth a true and complete list of the Company Subsidiaries, together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 300,000,000 shares of Company Common Stock, of which, as of the close of business on September 12, 2012, there were 34,385,800 shares issued and outstanding (of which no shares of Company Common Stock are held in treasury) and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”), of which no shares are issued and outstanding. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. The Company does not have in effect, and is not otherwise subject to, any stockholder rights agreement or “poison pill” stockholder rights plan.

(b) As of the close of business on September 12, 2012, the Company has no shares of Company Common Stock or Company Preferred Stock reserved for or otherwise subject to issuance, except for (i) 1,533,823 shares of Company Common Stock reserved for issuance pursuant to the outstanding Company Warrants, (ii) 4,453,482 shares of Company Common Stock reserved for issuance pursuant to the exercise of outstanding Company Options under the Company Stock Option Plans, (iii) 1,112,335 shares of Company Common Stock reserved for issuance pursuant to outstanding Company RSUs, and (iv) 1,400,308 shares of Company Common Stock reserved for issuance pursuant to the ESPP.

(c) Except for Company Options to purchase not more than 4,453,482 shares of Company Common Stock, Company Warrants exercisable for not more than 1,533,823 shares of Company Common Stock, 1,112,335 shares of Company Common Stock issuable pursuant to outstanding Company RSUs, and rights outstanding under the ESPP, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating the Company or any Company Subsidiary to issue, acquire or sell any Equity Interests of the Company or any Company Subsidiary. There is no indebtedness of the Company or any Company Subsidiary that has the right to vote or consent on matters that holders of capital stock of the Company are entitled to vote or consent on.

(d) There are no outstanding contractual obligations of the Company or any Company Subsidiary (i) affecting the voting rights of, (ii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iii) requiring the registration for sale of or (iv) granting any preemptive or antidilutive rights with respect to, any shares of Company Common Stock or other Equity Interests in the Company or any Company Subsidiary.

(e) Section 3.2(e) of the Company Disclosure Schedule sets forth, for each Company Subsidiary, as applicable: (i) the number of its outstanding shares of capital stock or other Equity Interests and type(s) of such outstanding shares of capital stock or other Equity Interests and (ii) the record owner(s) thereof. The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Company Subsidiaries, free and clear of any Liens (other than Permitted Liens), and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for Equity Interests in the Company Subsidiaries, neither the Company nor any Company Subsidiary owns directly or indirectly any Equity Interest in any Person, or has any obligation or has made any commitment to acquire any such Equity Interest or to make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person.

(f) Section 3.2(f) of the Company Disclosure Schedule sets forth an accurate and complete list of all issued and outstanding Company Options, as of the close of business on September 12, 2012, including (i) the name of each holder of Company Options, (ii) the date on which the grant of each Company Option was by its terms to be effective (the “Grant Date”) and the expiration date of such Company Options, (iii) the number of outstanding, unvested Company Options held by each such holder, (iv) the total number of shares of Company Common Stock subject to each such Company Option, (v) the exercise price of each Company Option, (vi) the vesting schedule (including any vesting acceleration provisions) and vested status of each such Company Option and (vii) whether such Company Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code. All Company Options are evidenced by stock option agreements, in each case substantially in the forms made available to Parent, and no stock option agreement contains terms that are materially inconsistent with or in addition to such forms. Each Company Option may, by its terms, be treated as set forth in Section 2.5. Except for the Company Options set forth in Section 3.2(f) of the Company Disclosure Schedule, shares of Company Common Stock issuable pursuant to outstanding Company RSUs, and rights outstanding under the ESPP, there are no options, warrants or other rights, agreements, arrangements or commitments of any character (i) relating, convertible into or exchangeable for capital stock of any other Equity Interests of the Company or any Company Subsidiary or (ii) obligating the Company or any Company Subsidiary to issue, acquire or sell any Equity Interests of the Company or any Company Subsidiary. Except for Company Options, Company RSUs, and rights outstanding under the ESPP, since the close of business on December 31, 2011, the

Company has not issued any shares of its capital stock or other Equity Interests or securities convertible into or exchangeable for capital stock or other Equity Interest of the Company.

(g) Each grant of a Company Option was duly authorized no later than the Grant Date of such Company Option by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes, and the award agreement governing such grant was duly executed and delivered by each party thereto. Each such grant was made in accordance with the terms of the applicable Company Stock Option Plan, the Exchange Act and all other applicable Laws, including the rules of Nasdaq and the rules of the SEC. The per share exercise price of each Company Option was equal to the fair market value of a share of Company Common Stock on the applicable Grant Date (as determined in accordance with the terms of the applicable Company Stock Option Plan and Section 409A of the Code), and each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed, as applicable, in the Company SEC Documents in accordance with the Exchange Act and all other applicable Laws.

3.3 Authority.

The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Offer and the Merger, subject to obtaining the Company

Stockholder Approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Offer and the Merger, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of the State of Delaware. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and the Purchaser, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.4 No Conflict.

None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) subject to obtaining the Company Stockholder Approval, conflict with or violate any provision of the Company Certificate or Company Bylaws or any equivalent organizational or governing documents of any Company Subsidiary; (b) assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets; or (c) assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, require any other consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to, any Company

Material Contract, except, with respect to clause (b) that would be material to the Company and the Company Subsidiaries taken as a whole, and with respect to clause (c), for any such conflicts, violations, consents, breaches, losses, changes of control, defaults, other occurrences or Liens which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

3.5 Required Filings and Consents.

None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing and recordation of the Certificate of Merger as required by the DGCL, (b) the Company Stockholder Approval, (c) compliance with any applicable requirements of the HSR Act and other applicable foreign or supranational antitrust and competition laws set forth in Section 3.5 of the Company Disclosure Schedule, (d) compliance with the applicable requirements of the Exchange Act, (e) compliance with the applicable requirements of the Securities Act, (f) compliance with any applicable foreign or state securities or Blue Sky Laws, (g) filings with the SEC as may be required by the Company in connection with this Agreement and the transactions contemplated hereby, (h) such filings as may be required under the rules and regulations of Nasdaq and (i) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

3.6 Permits; Compliance With Law.

(a) The Company and each Company Subsidiary holds all material authorizations, permits, certificates, exemptions, approvals, orders, and registrations of any Governmental Entity necessary for the operation of its businesses (the “Company Permits”). The Company and each Company Subsidiary is in material compliance with the terms of the Company Permits. No suspension, modification, revocation or cancellation of any of the Company Permits is pending.

(b) Neither the Company nor any Company Subsidiary is in conflict with, default under or violation of, or is being investigated for, or charged by any Governmental Entity with a material violation of, any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound. No investigation or review by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened, except for such investigations or reviews, the outcomes of which if determined adversely to the Company or any Company Subsidiary would be material to the Company or such Company Subsidiary.

(c) Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any officer, director, agent, consultant, employee or other Person acting on behalf of the Company or any Company Subsidiary, has, directly or indirectly, taken any action which would cause them to be in violation of: (i) the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or (iii) any other applicable anti-corruption and/or anti-bribery Laws of any Governmental Authority of any jurisdiction applicable to the Company (whether by virtue of jurisdiction or organization or conduct of business).

(d) The books, records and accounts of the Company and the Company Subsidiaries have at all times accurately and fairly reflected, in reasonable detail, the transactions and dispositions of their respective funds and assets. There have never been any false or fictitious entries made in the books, records or accounts of the Company or any Company Subsidiary relating to any illegal payment or secret or unrecorded fund, and neither the Company nor any Company Subsidiary has established or maintained a secret or unrecorded fund.

(e) Neither the Company nor any Company Subsidiary has entered into any transaction with any of its Affiliates that has provided to the Company or any Company Subsidiary revenues, earnings or assets that would not have been available to it in an arm’s length transaction with an unaffiliated Person.

(f) The business of the Company and the Company Subsidiaries does not involve the export of any of its Intellectual Property or the Technology related thereto.

3.7 SEC Filings; Financial Statements.

(a) Since November 11, 2010, the Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company or any Company Subsidiary with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of the Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. None of the Company Subsidiaries is currently required to file any forms, reports or other documents with the SEC. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the consolidated Company Subsidiaries included in the Company SEC Documents (collectively, the “Company Financial Statements”) (A) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Company and the consolidated Company Subsidiaries in all material respects, (B) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act) and (C) fairly present, in all material respects, the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and the consolidated Company Subsidiaries as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments).

(b) Without limiting the generality of Section 3.7(a), (i) PricewaterhouseCoopers LLP has not resigned or been dismissed as independent public accountant of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since the enactment of the Sarbanes-Oxley Act and (iii) no enforcement action has been initiated or, to the knowledge of the Company, threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document.

3.8 Internal Controls.

The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) access to assets is permitted only in accordance with management’s general or specific authorization; and (C) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

3.9 State Takeover Laws.

The Company Board has taken all required actions such that the restrictions on business combinations contained in any anti-takeover laws and regulations of any Governmental Entity, including Section 203 of the DGCL, will not apply with respect to or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, including the Offer and the Merger, without any further action on the part of the stockholders or the Company Board.

3.10 No Undisclosed Liabilities.

Except for those liabilities and obligations (a) as reflected in, reserved against or disclosed in the Company Financial Statements, (b) incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet of the Company included in the Company Financial Statements, or (c) incurred under this Agreement or in connection with the transactions contemplated hereby, including the Offer and the Merger, neither the Company nor any Company Subsidiary has incurred any material liabilities or obligations of a type required to be reflected on the face of a consolidated balance sheet of the Company prepared in accordance with GAAP.

3.11 Absence of Certain Changes or Events.

(a) From June 30, 2012 through the date of this Agreement, the Company and the Company Subsidiaries (i) have conducted their respective businesses in all material respects in the ordinary course of business and (ii) have not taken any action that, were such action taken after the date hereof without Parent’s consent, would constitute a breach of the covenants contained in Section 5.1.

(b) From June 30, 2012 through the date of this Agreement, there has not been any Company Material Adverse Effect or any change, event, development, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

3.12 Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each material Company Benefit Plan. With respect to each Company Benefit Plan, the Company has provided to the Purchaser complete and accurate copies of (A) each such Company Benefit Plan, including any material amendments thereto, and descriptions of all material terms of any such plan that is not in writing, (B) each trust, insurance, annuity or other funding Contract related thereto, (C) all summary plan descriptions, including any summary of material modifications, and any other material notice or description provided to employees, (D) the two most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (E) the most recently received IRS determination letter, if any, issued by the IRS with respect to any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code, (F) the most recent annual reports on Form 5500 (and all schedules thereto) required to be filed with the IRS with respect thereto and (G) all other material filings and material correspondence with any Governmental Entity (including any correspondence regarding actual or, to the knowledge of the Company, threatened audits or investigations) with respect to each Company Benefit Plan.

(b) Each Company Benefit Plan (and any related trust or other funding vehicle) has been maintained and administered in all material respects in accordance with its terms and is in compliance in all material respects with ERISA, the Code and all other applicable laws.

(c) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received or applied for a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked and, to the knowledge of the Company, no event or circumstance exists that has adversely affected or would reasonably be expected to materially and adversely affect such qualification or exemption. Neither the Company nor any Company Subsidiary, with respect to any Company Benefit Plan, has engaged in any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) which could result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code on the Company or any Company Subsidiary.

(d) No Company Benefit Plan is, and neither the Company nor any ERISA Affiliate thereof sponsors, maintains, contributes to, or has ever sponsored, maintained, contributed to, or has any actual or contingent liability with respect to any (i) single employer plan or other pension plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) “multiple employer plan” within the meaning of Section 413(c) of the Code, (iii) any “multiemployer plan” within the meaning of Section 3(37) of ERISA) or (iv) multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(e) With respect to each “disqualified individual” (as defined in Section 280G(c) of the Code) who could receive any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), the Company has made available or will make available as soon as reasonably practicable following the date hereof to Parent and the Purchaser (i) a list of such Person’s name and title (ii) Form W-2s for the five years ending 2012 (or for such shorter period during which a disqualified individual provided service to the Company) and (iii) a list of Company Benefit Plans providing for “parachute payments” (as defined in Section 280G(b)(2) of the Code) such Person could receive. Except as set forth in Section 3.12(e) of the Company Disclosure Schedule, none of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of Shares pursuant to the Offer, the exercise of the Top-Up Option, the consummation by the Company of any transaction contemplated by this Agreement, nor the Company’s compliance with any of the provisions of this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time), will result in any “parachute payment” under Section 280G of the Code.

(f) The Company and each Company Subsidiary does not have any material liability in respect of, or obligation to provide, post-retirement health, medical, disability or life insurance benefits for retired, former or current employees, consultants or directors of the Company or Company Subsidiaries (or the spouses, dependent or beneficiaries of any of the foregoing), whether under a Company Benefit Plan or otherwise, except as required to comply with Section 4980B of the Code or any similar law.

(g) None of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of Shares pursuant to the Offer, the exercise of the Top-Up Option, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (either alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) (i) entitle any employee, officer or director of the Company or any Company Subsidiary to any compensation or benefit or forgiveness of indebtedness, (ii) accelerate the time of payment or vesting, increase the amount of payment, or trigger any payment or funding, of any compensation or benefit or trigger any other material obligation under any Company Benefit Plan, or (iii) trigger any funding (through a grantor trust or otherwise) of compensation, equity award or other benefits.

(h) No Company Benefit Plan provides for any gross-up, reimbursement or additional payment by reason of any Tax imposed under Section 409A or Section 4999 of the Code. Each material Company Benefit Plan that constitutes a nonqualified deferred compensation plan (within the meaning of

Section 409A of the Code) is set forth in Section 3.12(h) of the Company Disclosure Schedule and has been maintained and operated in material good faith documentary and operational compliance with Section 409A of the Code or an available exemption therefrom.

(i) No action, suit or claim (excluding claims for benefits incurred in the ordinary course) or audit has been brought or is pending or, to the knowledge of the Company, threatened against or with respect to any Company Benefit Plan. Except as set forth in Section 3.12(i) of the Company Disclosure Schedule, no Company Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States

3.13 Labor and Other Employment Matters.

(a) The Company and each Company Subsidiary is in compliance in all material respects with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, compensation and benefits, employee classification, and wages and hours. The Company has made available to Parent and the Purchaser a true and complete list of the names and current annual salary rates or current hourly wages, bonus opportunity, hire date, credited service, accrued vacation or paid-time-off, principal work location and leave status of all present employees of the Company and each Company Subsidiary and each such employee’s status as being exempt or nonexempt from the application of state and federal wage and hour laws applicable to employees who do not occupy a managerial, administrative, or professional position.

(b) The Company is not and has not been a party to any collective bargaining, employee association or works council or similar Contract, and there are not, to the knowledge of the Company, any union, employee association or works council organizing activities concerning any employees of the Company or any Company Subsidiary. The Company and each Company Subsidiary has not recognized any trade union, whether voluntarily or in terms of any statutory procedure as set out in any applicable law. There have been no labor strikes, slowdowns, work stoppages, picketings, negotiated industrial actions or lockouts pending or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary.

(c) In the three years prior to the date of this Agreement, the Company and each Company Subsidiary has not effectuated a plant closing or mass layoff, as defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et. seq., affecting any one or more sites of employment or one or more facilities or operating units within any site of employment or facility of the Company. There are no employment or labor-related lawsuits, administrative charges or written complaints pending that would reasonably be expected to give rise to any material liability.

(d) On or prior to the date hereof, the Compensation Committee of the Company Board, at a meeting duly called and held, approved each Company Compensation Arrangement as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act, and has taken all other action necessary to satisfy the requirements of the non-exclusive safe-harbor with respect to such Company Compensation Arrangements in accordance with Rule 14d-10(d)(2) under the Exchange Act. For purposes of this Agreement, “Company Compensation Arrangement” means (i) any employment agreement, severance agreement or change of control agreement between the Company or any Company Subsidiary, on the one hand, and any holder of Shares who is or was a director, officer or employee of the Company or any Company Subsidiary, on the other hand, entered into during the eighteen months immediately prior to the date hereof, (ii) any Company Options or Company RSUs awarded to, or any acceleration of vesting of any Company Options or Company RSUs held by, any holder of Shares who is or was a director, officer or employee of the Company or any Company Subsidiary during the eighteen months immediately prior to the date hereof, and (iii) any other arrangement with any holder of Shares who is or was a director, officer or employee of the Company or any Company Subsidiary that may reasonably be considered conditional on, related to or otherwise an integral part of the Offer or Merger.

3.14 Contracts.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a true and complete list of each Contract to which the Company or any Company Subsidiary is a party to or bound by or affects their respective properties or assets or which falls within any of the following categories: (i) Contracts with any customers or licensees of, or suppliers to, the Company or any Company Subsidiary which involved payments to or from the Company or any Company Subsidiary in the most recent 12 month period of in excess of $250,000, (ii) Contracts that obligate the Company or any Company Subsidiary with respect to contingent payments (such as earn-outs or other royalty type payments) in excess of $250,000 in any one case, (iii) Contracts that (A) grant any exclusive license or supply or distribution agreement or other exclusive rights, (B) grant any rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or Intellectual Property Rights of the Company, (C) contain any provision that requires the purchase of all or a given portion of the Company’s or any Company Subsidiaries’ requirements from a given third party, or any other similar provision, (D) grant “most favored nation” rights, (E) grant exclusive rights to purchase any Company Products, or (F) material rebates, (iv) Contracts that involves performance of services or delivery of goods, materials, supplies or equipment or developmental, consulting or other services commitments by the Company or any Company Subsidiary, or the payment therefor by the Company or any Company Subsidiary (other than any Employee Benefit Plans), providing for either (A) recurring annual payments after the date hereof of $100,000 or more or (B) aggregate payments or potential aggregate payments after the date hereof of $250,000 or more, (v) Contracts pursuant to which the Company or any Company Subsidiary is a party that creates or grants a material Lien, other than Permitted Liens and other than Contracts with customers entered into in the ordinary course of business consistent with past practice, (vi) any Contract that limits or restricts in any material respect the Company or any Company Subsidiary or any of their affiliates or successors from competing or engaging in any line of business or in any geographic area, (vii) any Contract that by its terms limits the payment of dividends or other distributions to stockholders by the Company or any Company Subsidiary, (viii) any agreement relating to indebtedness for borrowed money or any financial guaranty in excess of $250,000 individually, (ix) Contracts evidencing partnership, joint venture or other similar arrangement material to the Company and the Company Subsidiaries taken as a whole, (x) any lease, sublease or other Contract with respect to the Leased Real Property, (xi) any leases of personal property under which the Company or any Company Subsidiary is the lessee and is obligated to make payments more than $250,000 per annum, (xii) Contracts entered into in the last three (3) years in connection with the settlement or other resolution of any suit, claim or action that has any continuing material obligations, liabilities or restrictions or involved payment of more than $250,000, (xiii) Contracts under which the Company or any Company Subsidiary has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (other than the Company or any Company Subsidiary and other than (A) extensions of credit in the ordinary course of business consistent with past practice and (B) investments in marketable securities in the ordinary course of business, (xiv) Contracts relating to the acquisition or disposition of any capital stock, business or product line of any other Person entered into at any time during the last three (3) years or in connection with which the Company or any Company Subsidiary has any obligations which have not been satisfied or performed for consideration in excess of $250,000, (xv) Contracts pursuant to which the Company or any Company Subsidiary has agreed or is required to provide any third party with access to source code for any proprietary software of the Company, to provide for source code to be put in escrow or to refrain from granting license or franchise rights to any other Person, (xvi) Technology or Intellectual Property Right transfer or license agreement, (xvii) Contracts providing for the development of any Technology or other Intellectual Property Right, independently or jointly, by or for the Company or any Company Subsidiary, (xviii) any other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), or (xix) any other agreement which would prohibit or materially delay the consummation of the Offer or the Merger or any other transaction contemplated by this Agreement. Each Contract of the type described in this Section 3.14(a) is referred to herein as a “Company Material Contract.” True and complete copies of each Company Material Contract have been made available by the Company to Parent, or publicly filed with the SEC.

(b) (i) Each Company Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, of the other party or parties thereto, in accordance with its terms, and is in full force and effect except that (x) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; (ii) the Company and each Company Subsidiary has in all material respects performed all obligations required to be performed by it under each Company Material Contract and, to the knowledge of the Company, each other party to each Company Material Contract has in all material respects performed all obligations required to be performed by it under such Company Material Contract; and (iii) none of the Company or any Company Subsidiary has received written notice of any material violation or material default under (nor, to the knowledge of the Company, does there exist any condition which upon the passage of time or the giving of notice or both would cause such a material violation of or material default under) any Company Material Contract.

3.15 Litigation.

(a) There is no suit, claim, action, or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, that, individually or in the aggregate, if determined adversely to the Company or any Company Subsidiary would reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, Section 3.15 of the Company Disclosure Schedule sets forth a description of each current Action pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary (including by virtue of indemnification or otherwise) or their respective assets or properties, or any executive officer or director of the Company or any Company Subsidiary.

(b) Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction, judgment, or decree of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect or would prevent or materially delay consummation of the Offer or the Merger or performance by the Company of any of its material obligations under this Agreement.

3.16 Environmental Matters.

(a) Each of the Company and the Company Subsidiaries are and have been in compliance in all material respects with all Environmental Laws and all Environmental Permits and each has all Environmental Permits necessary for the conduct and operation of the Business as now being conducted and has made all appropriate filings for issuance or renewal of such Environmental Permits.

(b) There is not now and since January 1, 2010 has not been any Hazardous Substances generated, treated, stored, transported, disposed of, released, or otherwise existing on, under, about, or emanating from or to, any property currently owned, leased or operated by the Company and the Company Subsidiaries, or any property previously owned, leased or operated by the Company and the Company Subsidiaries at the time the Company or the Company Subsidiaries, as applicable owned, leased or operated said property, except in compliance with all applicable Environmental Laws.

(c) There are no material liabilities of the Company or any Company Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the Knowledge of the Company, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis of any such liability.

(d) The Company has provided all material documents related to the Company’s (and the Company’s Subsidiaries’) compliance with all Environmental Laws, including all Phase I and Phase II environmental reports, environmental assessments, studies, correspondence and permits.

(e) The Company and the Company Subsidiaries have not received any notice of alleged liability for, or any inquiry or investigation regarding, nor has any complaint been filed or penalty assessed regarding, any release or threatened release of Hazardous Substances or alleged violation of, or non-compliance with, any Environmental Law.

(f) Neither the Company nor any Company Subsidiary has disposed or arranged for the disposal of any Hazardous Substance at any off-site location.

(g) For purposes of this Section 3.16, the terms “Company” and “Company Subsidiary” shall include any entity that is, in whole or in part, a predecessor of the Company or any Company Subsidiary.

3.17 Intellectual Property.

(a) General. Section 3.17(a)(i) of the Company Disclosure Schedule sets forth with respect to all Intellectual Property Rights owned by the Company and each Company Subsidiary (such Intellectual Property, the “Owned Intellectual Property”): (i) for each patent and patent application, the patent number or application serial number for each jurisdiction in which the patent or application has been filed, the date filed or issued, and the present status thereof; (ii) for each registered trademark, tradename or service mark, the application serial number or registration number, for each country, province and state, and the class of goods covered; (iii) for any URL or domain name, the registration date, any renewal date and name of registry; and (iv) for each registered copyrighted work, the number and date of registration for each among country, province and state, in which a copyright application has been registered. True and complete copies of all applications filed and registrations (including all pending applications) related to the Intellectual Property Rights listed on Section 3.17(a)(i) of the Company Disclosure Schedule have been provided or made available to Parent. Section 3.17(a)(ii) of the Company Disclosure Schedule lists all in-licenses of Technology or Intellectual Property Rights, other than standard, off-the-shelf Software commercially available on standard terms from third-party vendors (e.g., Microsoft Windows) (the “Licensed Intellectual Property”), setting forth the royalty payment, license fee and all other payment obligations thereunder. The Owned Intellectual Property and the Licensed Intellectual Property that relate to the Company Product or are material to the Business are collectively referred to herein as the “Material Intellectual Property.”

(b) Sufficiency. The Material Intellectual Property constitutes all Intellectual Property Rights and Technology necessary for the conduct of the Business as presently conducted, including the design, manufacture, provision, use and sale of the Company Product.

(c) Ownership. The Company or a Company Subsidiary has good, valid, unexpired and enforceable title, free and clear of all Liens (other than Permitted Liens) to all Owned Intellectual Property, holds title of the Owned Intellectual Property in the name of the Company or the applicable Company Subsidiary (with all prior assignments of ownership recorded in the case of any Registered Intellectual Property). The Company’s or a Company’s Subsidiary’s rights as a licensee with respect to each item of the Licensed Intellectual Property are legal, valid and binding upon and enforceable against the Company or its Subsidiary, as applicable, and in full force, and free and clear of all Liens (other than Permitted Liens). None of such Material Intellectual Property will cease to be valid and enforceable rights of the Company or any Company Subsidiary, be altered or impaired, become subject to any additional payment obligations, or become subject to any escrow arrangement, by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. None of the Material Intellectual Property has been developed with the funding from any Governmental Entity or not-for-profit organization or has been developed with the use of any facility of any Governmental Entity or subject to any regulatory or contractual requirements or restrictions that could reasonably be expected to limit or restrict the ability of the Company or any Company Subsidiary to use, exploit, assert, or enforce any of the Material Intellectual Property anywhere in the world.

(d) Absence of Claims; Non-infringement. (i) No proceedings, claims, or actions have been instituted or are pending against the Company or any Company Subsidiary, or, to the knowledge of the Company, are threatened, that challenge the Company’s or any Company Subsidiary’s ownership of or right to practice the

Material Intellectual Property; (ii) no interference, opposition, reissue, reexamination, or other similar proceeding is or has been pending or, to the knowledge of the Company, threatened, in which the scope, validity, or enforceability of any of the Material Intellectual Property is being, has been, or could reasonably be expected to be contested or challenged; (iii) to the Company’s knowledge, neither the Company’s or any Company Subsidiary’s past or present research, development, use, manufacture or provision of the Company Product, nor the conduct of the Business as currently conducted, infringes or would infringe upon any issued and unexpired patent rights or published patent applications (assuming patents were issued in the form published) owned or controlled by any Third Party anywhere in the world; (iv) the Company has not received any written notice alleging the invalidity or unenforceability of the Material Intellectual Property (excluding, for clarity, all correspondence with patent authorities with respect to ordinary course patent prosecution activities), or any misappropriation of any other Person’s trade secret rights by the research, development, manufacture or use of the Company Product; (v) no Person has notified the Company that it is claiming any ownership of or right to use any Material Intellectual Property other than the Company’s licensors of such Material Intellectual Property; (vi) the Material Intellectual Property is not subject to any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Entity affecting adversely the rights of the Company or any Company Subsidiary with respect thereto (excluding communications and decisions made in the ordinary course of patent prosecution); and (vii) to the knowledge of the Company, no Person has infringed upon or misappropriated any of the Material Intellectual Property, or is currently doing so.

(e) Licenses to Third Parties. Section 3.17(e) of the Company Disclosure Schedule lists all Contracts pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right to practice (whether or not currently exercisable), the Material Intellectual Property. Neither the Company nor any Company Subsidiary is bound by, and no Material Intellectual Property is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or any Company Subsidiary to use, exploit, assert, or enforce any of the Material Intellectual Property anywhere in the world.

(f) Protection of Intellectual Property Rights. All of the registrations and pending applications with or to governmental or regulatory bodies with respect to the Material Intellectual Property owned by the Company (the “Registered Intellectual Property”) have been timely and duly filed, and prosecution of such applications has been diligently conducted. The Company and each Company Subsidiary has taken all reasonable steps necessary or appropriate (including, entering into written confidentiality and nondisclosure agreements with officers, employees and consultants) to safeguard and maintain the secrecy and confidentiality of trade secrets that are material to the Business. All officers, employees and consultants of the Company or a Company Subsidiary: (i) are a party to a “work-for-hire” and/or other agreements with the Company or a Company Subsidiary that has accorded the Company or a Company Subsidiary sole ownership of all Material Intellectual Property arising or relating to their respective work, services and/or relationship with or for Company or a Company Subsidiary; or (ii) have executed appropriate instruments of assignment in favor of the Company or a Company Subsidiary as assignee that have conveyed to the Company or a Company Subsidiary sole ownership of all Owned Intellectual Property arising or relating to their respective work, services and/or relationship with or for Company or a Company Subsidiary other than non-assignable rights and statutory reversionary rights. Without limiting the foregoing, (x) to the knowledge of the Company, there has been no misappropriation of any trade secrets included in the Material Intellectual Property by any Person; (y) to the knowledge of the Company, no employee, independent contractor or agent of the Company or any Company Subsidiary has misappropriated any trade secrets of any other Person in the course of performance as an employee, independent contractor or agent engaged in the Business; and (z) to the knowledge of the Company, no employee, independent contractor or agent of the Company or any Company Subsidiary is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or Contract relating in any way to the protection, ownership, development, use or transfer of the Material Intellectual Property. Neither the Company nor any Company Subsidiary has made any submission or suggestion to, and neither the Company nor any Company Subsidiary is subject to any agreement with, standards bodies or other entities that would obligate the Company or any Company Subsidiary to grant licenses to or otherwise impair its control of the Material Intellectual Property.

(g) Data. The Company and its Subsidiaries maintain policies and procedures regarding data security, privacy, data transfer and the use of data and are in compliance with all applicable Laws. There have been (i) no material losses or thefts of data or security breaches relating to data used in the business of the Company and its Subsidiaries; (ii) violations of any security policy regarding any such data; (iii) any unauthorized access or unauthorized use of any data; and (iv) no unintended or improper disclosure of any personally identifiable information in the possession, custody or control of the Company or a Subsidiary or an independent contractor or agent acting on behalf of the Company or a Subsidiary.

(h) Software. No Person other than the Company and its Subsidiaries has any ownership right or interest in or with respect to any material Software owned by the Company or its Subsidiaries (“Owned Software”), except for unassignable moral rights and rights in copyrights that are unassignable by Law. The Company and its Subsidiaries have disclosed source code to material Owned Software only pursuant to confidentiality terms that reasonably protect the Company or its Subsidiary’s rights in such Owned Software. The Company and its Subsidiaries have used commercially reasonable efforts to prevent the introduction into the Owned Software, and to the knowledge of the Company, the Owned Software does not contain, any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: disrupting or disabling, the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed. No Company Product contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that (i) impose or could impose a requirement or condition that any Company Product or part thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of the Purchaser or its Subsidiaries to use or distribute any Company Product.

3.18 Tax Matters.

(a) Tax Returns. The Company and each Company Subsidiary has timely filed (taking into account applicable extensions of time to file) with the appropriate Governmental Entity all material Tax Returns required to be filed through the date hereof and all such Tax Returns are complete and accurate in all material respects. No claim has ever been made in writing by a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to Taxes, or may be required to file any Tax Returns, in such jurisdiction.

(b) Payment of Taxes. All material Taxes of the Company and each Company Subsidiary due and payable (whether or not shown or required to be shown on any Tax Return) have been timely paid.

(c) Audits, Investigations or Claims. No deficiencies for any material amount of Taxes have been proposed or assessed in writing against any of the Company and the Company Subsidiaries by any Governmental Entity except for deficiencies being contested in good faith by appropriate proceedings. There are no pending or, to the knowledge of the Company, threatened audits, assessments or other actions for or relating to any material liability in respect of Taxes of the Company or any Company Subsidiary. Neither the Company nor any of the Company Subsidiaries has waived any statute of limitations in respect of any material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, which waiver or extension is currently in effect.

(d) Tax Sharing Agreements. Neither the Company nor any Company Subsidiary has any material liability under any agreement for the sharing, indemnification or allocation of Taxes (other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes).

(e) Other Entity Liability. None of the Company or any Company Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company). None of the Company or any Company Subsidiary has any material liability for the Taxes of any Person (other than Taxes of the Company and the Company Subsidiaries) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee, successor or by contract.

(f) Withholding. Each of the Company and the Company Subsidiaries has withheld and, to the extent required by Law, paid to the appropriate Governmental Entity all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(g) Spin-Offs. Neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” (within the meaning of section 355 of the Code) in a distribution of stock intended to qualify for tax-free treatment under section 355 of the Code in the two years prior to the date of this Agreement.

(h) Listed Transactions. Neither the Company nor any Company Subsidiary has entered into any “listed transaction” within the meaning of Section 6011 of the Code (including the Treasury Regulations promulgated thereunder).

3.19 Insurance.

The Company and each Company Subsidiary maintains insurance coverage with reputable and financially sound insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with customary industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiaries. The Company has made available to Parent true and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company and the Company Subsidiaries (the “Insurance Policies”). Each of the Insurance Policies is in full force and effect, all premiums due and payable thereon have been paid and the Company and the Company Subsidiaries are in compliance in all material respects with the terms and conditions of such Insurance Policies. Since January 1, 2010, neither the Company nor any Company Subsidiary has received any written notice regarding any invalidation or cancellation of any Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage.

3.20 Properties and Assets.

The Company or the Company Subsidiaries have valid and subsisting ownership interests in all of the material tangible personal property reflected in the latest balance sheet included in the Company SEC Reports as being owned by the Company or any Company Subsidiaries or acquired after the date thereof (except tangible personal properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, other than Permitted Liens and the tangible personal property owned by the Company or the Company Subsidiaries is in satisfactory operating condition and repair for its continued use as it has been used in all material respects, subject to reasonable wear and tear.

3.21 Real Property.

(a) Section 3.21(a) of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property leased or subleased by the Company or any Company Subsidiary (collectively, the “Leased Real Property”), (ii) the address for each Leased Real Property and (iii) the name of the third party lessor(s) thereof, the date of the lease contract relating thereto and all amendments thereof. The Company and each Company Subsidiary have a valid and subsisting leasehold interest in all Leased Real Property leased by them, in each case free and clear of all Liens, other than Permitted Liens.

(b) Neither the Company or any of the Company Subsidiaries owns any real property.

(c) Neither the Company nor any Company Subsidiary has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending, and, to the knowledge of the Company, there are no such proceedings threatened, affecting any portion of the Leased Real Property.

3.22 Opinion of Financial Advisor.

The Company Board has received the opinion of Jefferies & Company, Inc. (the “Company Financial Advisor”) to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and other matters set forth therein, the consideration to be received by the holders of Company Common Stock (other than Parent, the Purchaser and their respective affiliates) pursuant to the Offer and Merger, taken together, is fair from a financial point of view to such holders.

3.23 Required Vote.

The affirmative vote of the holders of shares representing a majority of the voting power of the outstanding shares of the Company Common Stock is the only vote required, if any, of the holders of any class of capital stock of the Company to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger (the “Company Stockholder Approval”).

3.24 Brokers.

Except for the Company’s obligations to the Company Financial Advisor, neither the Company nor any stockholder, director, officer, employee or affiliate of the Company, has incurred or will incur on behalf of the Company or any Company Subsidiary, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Offer and the Merger. The Company has heretofore made available to Parent true and complete copies of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment or commission relating to the Offer or the Merger or any other transactions contemplated by this Agreement.

3.25 Related Party Transactions.

There are no outstanding amounts payable to or receivable from, or advances by the Company or any Company Subsidiary to, and neither the Company nor any Company Subsidiary is otherwise a creditor or debtor to, or party to any material Contract or transaction with, any holder of 5% or more of the Company Common Stock or any director, officer, or affiliate of the Company or any Company Subsidiary, or to any relative of any of the foregoing, except for employment or compensation agreements or arrangements with directors and officers of the Company or the Company Subsidiaries.

3.26 Information in the Offer Documents and the Schedule 14D-9.

The information supplied by the Company expressly for inclusion or incorporation by reference in the Offer Documents (and any amendment thereof) will not, when filed with the SEC or when first distributed or disseminated to the Company’s stockholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities laws and will not, when filed with the SEC or when first distributed or disseminated to the Company’s stockholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by Parent or the Purchaser in writing expressly for inclusion therein.

3.27 Information in the Proxy Statement.

The Proxy Statement, if any (and any amendment thereof), at the date first mailed to the Company’s stockholders and at the time of any meeting of the Company’s stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or the Purchaser in writing expressly for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities laws.

3.28 Research, Development and Marketing Agreements.

3.29 Section 3.28 of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all Contracts to which the Company or any of its Subsidiaries is a party as of the date hereof for the research, clinical trial, development, license, marketing or co-promotion by the Company or any of its Subsidiaries or by third parties of genomic sequencing services (collectively, all such Contracts, the “Specified Contracts”). The Company has made available to Parent a complete and accurate copy of each Specified Contract.

3.29 Regulatory Compliance.

(a) Except as noted in Section 3.29(c)(i) below, the business of the Company and the Company Subsidiaries as presently conducted does not require the Company or the Companies Subsidiaries to obtain any clearance or approval under the FDCA or the regulations of the FDA promulgated thereunder or similar Laws in any foreign jurisdiction.

(b) Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any officer, employee or agent of the Company or any Company Subsidiary, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other applicable Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other applicable Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any officer, employee or agent of the Company or any Company Subsidiary, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Laws or authorized by 21 U.S.C. § 335a(b) or any similar Laws. Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any officer, employee or agent of the Company or any Company Subsidiary, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the Federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”), or any similar Laws.

(c) As of the date of this Agreement, the Company (i) is seeking accreditation for its sequencing facility under the Clinical Laboratory Improvement Amendments which is administered by the Centers for Medicare & Medicaid and Department of Health and Human Services and (ii) has not received any written notice that it will not be so approved. All scientific data and information provided by the Company or any Company Subsidiary to the FDA or any other applicable Governmental Entity are true and accurate representations in all material respects of the research and any related activities conducted by the Company and its Subsidiaries, and none of these representations was false, misleading or inaccurate in any material respect when made. To the knowledge of the Company, there are no material investigations, suits, claims, actions or proceedings against or affecting the Company or any Company Subsidiary relating to or arising under (a) the FDCA or the regulations of the FDA promulgated thereunder or similar Laws, (b) the Social

Security Act or regulations of the Office of Inspector General of the Department of Health and Human Services or similar Laws or (c) applicable Laws relating to government health care programs, private health care plans, or the privacy and confidentiality of patient health information, including Federal and state Laws pertaining to the Medicare and Medicaid programs, Federal, state and foreign Laws applicable to health care fraud and abuse, kickbacks, physician self-referral, false claims made to a government or private health care program, and Federal, state and foreign Laws pertaining to contracting with the government and similar Laws.

3.30 No Other Representations or Warranties.

Except for the representations and warranties contained in this Article 3, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided to Parent or the Purchaser in connection with the transactions contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

Except as set forth in the Disclosure Schedule delivered by Parent and the Purchaser to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), which identifies items of disclosure by reference to a particular Section or subsection of this Agreement, Parent and the Purchaser hereby represent and warrant to the Company as follows:

4.1 Organization and Qualification.

Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of Parent and the Purchaser is duly qualified to do business in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

4.2 Authority.

Each of Parent and the Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Offer and the Merger. The execution and delivery of this Agreement and by each of Parent and Purchaser, as applicable, and the consummation by Parent and the Purchaser of the transactions contemplated hereby, including the Offer and the Merger, have been duly authorized by all necessary corporation action, and no other corporate proceedings on the part of Parent or the Purchaser and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Purchaser, and assuming due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of Parent and the Purchaser, enforceable against Parent and the Purchaser in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.3 No Conflict.

None of the execution, delivery or performance of this Agreement by Parent or the Purchaser, the consummation by Parent or the Purchaser of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or the Purchaser with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the certificate of incorporation or by-laws of Parent or the Purchaser; (b) assuming that all consents, approvals, authorizations and permits described in Section 4.4 have been obtained and all filings and notifications described in Section 4.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or the Purchaser or any other Subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) or any of their respective properties or assets; or (c) assuming that all consents, approvals, authorizations and permits described in Section 4.4 have been obtained and all filings and notifications described in Section 4.4 have been made and any waiting periods thereunder have terminated or expired, require any other consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of Parent, the Purchaser or any Parent Subsidiary pursuant to, any Contract, to which Parent, the Purchaser or any Parent Subsidiary is a party, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

4.4 Required Filings and Consents.

None of the execution, delivery or performance of this Agreement by Parent and the Purchaser the consummation by Parent and the Purchaser of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or the Purchaser with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing and recordation of the Certificate of Merger as required by the DGCL, (b) compliance with any applicable requirements of the HSR Act and the other applicable foreign or supranational antitrust and competition laws set forth in Section 4.3 of the Parent Disclosure Schedule, (c) compliance with the applicable requirements of the Exchange Act, (d) compliance with the applicable requirements of the Securities Act, (e) compliance with any applicable foreign or state securities or Blue Sky Laws, (f) filings with the SEC as may be required by Parent or the Purchaser in connection with this Agreement and the transactions contemplated hereby, (g) such filings as may be required under the rules and regulations of Nasdaq and (h) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. No consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, is required with respect to Parent and the Purchaser’ entering into the Note or the consummation of the transactions contemplated thereby.

4.5 Litigation.

(a) There is no suit, claim, action, or proceeding pending or, to the knowledge of Parent, threatened against Parent or the Purchaser that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect, challenges (as of the date hereof) the validity of the Offer or the Merger, or would prevent or materially delay consummation of the Offer or the Merger or performance by Parent and the Purchaser of their material obligations under this Agreement.

(b) Neither Parent nor the Purchaser is subject to any outstanding order, writ, injunction, judgment, or decree of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect or would prevent or materially delay consummation of the Offer or the Merger or performance by the Company of any of its material obligations under this Agreement.

4.6 Ownership of Company Capital Stock.

Neither Parent nor the Purchaser is, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

4.7 Sufficient Funds.

The aggregate proceeds contemplated by the Financing (as defined below), together with Parent’s current cash on hand and existing credit facility, will provide Parent with sufficient funds at the Acceptance Time and the Effective Time to cause the Purchaser to accept for payment the validly tendered Shares and to consummate the Merger, as applicable, and to repay the indebtedness of the Company outstanding as of the Effective Time. Parent has delivered to the Company true and complete copies of executed commitment letters (the “Financing Commitments”), pursuant to which the parties thereto have agreed, subject only to the conditions precedent set forth therein (the “Financing Conditions”), to provide or cause to be provided the bank financing set forth therein for the purposes of financing the transactions contemplated hereby, including the Offer and the Merger (the “Financing”). The Financing Commitments are in full force and effect and are legal, valid and binding obligations of Parent and the Purchaser and, to the knowledge of Parent, the other parties thereto. There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Financing other than the Financing Conditions. Parent or the Purchaser have fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or the Purchaser under any Financing Commitment, and, as of the date hereof, neither Parent nor the Purchaser has any reasonable basis to believe that it will be unable to satisfy on a timely basis any material term or condition to be satisfied by it in any of the Financing Commitments on or prior to the Acceptance Time. Parent has, together with Parent’s current cash on hand and existing credit facility, sufficient funds available to timely fund each of the draws under the Note in accordance with the term of the Note.

4.8 Ownership of the Purchaser; No Prior Activities.

(a) The Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

(b) Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, the Purchaser has not and will not prior to the Closing Date have incurred, directly or indirectly, through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.9 Management Arrangements.

As of the date hereof, except as previously disclosed to the Company, none of Parent or the Purchaser, or their respective executive officers, directors or affiliates, has entered into any agreement, arrangement or understanding with any of the executive officers, directors or affiliates of the Company that is currently in effect or would become effective in the future (upon consummation of the Offer or the Merger or otherwise) and that would be required to be disclosed under Item 1005(d) of Regulation M-A under the Exchange Act.

4.10 Brokers.

Except for Parent’s obligations to Citigroup Global Markets, Inc., Parent’s financial advisor, neither Parent, the Purchaser nor any of their respective stockholders, directors, officers, employees or affiliates, has incurred or will incur on behalf of Parent, the Purchaser or any Parent Subsidiary, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement.

4.11 Information in the Proxy Statement.

The information supplied by Parent or the Purchaser in writing expressly for inclusion or incorporation by reference in the Proxy Statement (and any amendment thereof) will not, at the date first mailed to the Company’s stockholders and at the time of the meeting of the Company’s stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

4.12 Information in the Offer Documents and the Schedule 14D-9.

The Offer Documents (and any amendment thereof) will not, when filed with the SEC or at the time of first distribution or dissemination thereof to the stockholders of the Company contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or the Purchaser with respect to statements made in the Offer Documents based on information supplied by the Company in writing expressly for inclusion therein. The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities laws.

4.13 No Other Representations or Warranties.

Except for the representations and warranties contained in this Article 4, neither Parent, the Purchaser, nor any Person on behalf of Parent or the Purchaser makes any express or implied representation or warranty with respect to Parent or the Purchaser or with respect to any other information provided to the Company in connection with the transactions contemplated hereby.

ARTICLE 5

COVENANTS

5.1 Conduct of Business by the Company Pending the Closing.

The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule, as expressly required by applicable Law or this Agreement or otherwise with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company will, and will cause each Company Subsidiary to, (i) conduct its operations in the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to preserve substantially intact the goodwill and current relationships of the Company and each Company Subsidiary with significant customers, significant suppliers and other Persons with which the Company or any Company Subsidiary has significant business relations and (iii) use commercially reasonable efforts to preserve substantially intact its employees and its business organization. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Company Disclosure Schedule or as permitted by any other provision of this Agreement, the Company shall not (unless required by applicable Law), and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) amend or otherwise change the certificate of incorporation or bylaws or equivalent organizational documents (whether by merger, consolidation or otherwise) of the Company or any Company Subsidiary;

(b) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by Contract right), of the Company or any Company Subsidiary, other than the issuance of Shares (i) upon the vesting of Company RSUs or the exercise of Company Options or Company Warrants outstanding as of the date hereof in accordance with their terms, or (ii) pursuant to the ESPP and in accordance with the terms of this Agreement;

(c) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any material property or assets of the Company or any Company Subsidiary, except (i) pursuant to existing contracts or commitments, (ii) pursuant to the sale, purchase or licensing of inventory, raw materials, equipment, goods, or other supplies in the ordinary course of business or (iii) licenses in the ordinary course of business consistent with past practice;

(d) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company Subsidiary to the Company or another wholly-owned Company Subsidiary) or enter into any agreement with respect to the voting or registration of its capital stock;

(e) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or any other securities;

(f) merge or consolidate the Company or any Company Subsidiary with any Person or adopt a plan or agreement of, or resolutions providing for or authorizing complete or partial liquidation, dissolution, restructuring, merger, consolidation, recapitalization or other reorganization of the Company or any Company Subsidiary;

(g) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets, other than acquisitions of assets (including, without limitation, the purchase of inventory, raw materials, equipment, goods, or other supplies) in the ordinary course of business, acquire or license from any Person any Intellectual Property rights and any other acquisitions for consideration that is individually not in excess of $50,000, or in the aggregate not in excess of $100,000;

(h) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person (other than a wholly-owned Company Subsidiary) for borrowed money;

(i) make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly-owned Company Subsidiary) in excess of $100,000 in the aggregate;

(j) terminate, cancel, or amend or waive any Company Material Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a Company Material Contract, in each case other than in the ordinary course of business;

(k) make or authorize any capital expenditure in excess of the Company’s capital expenditure budget attached to Section 5.1(k) of the Company Disclosure Schedules, other than capital expenditures that are not in excess of $25,000, individually, or $100,000 in the aggregate;

(l) except to the extent required by (i) applicable Law, (ii) the existing terms of any Company Benefit Plan or (iii) contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement: (A) increase the compensation, bonus or benefits payable or to become payable to its directors, officers or employees; or (B) grant any additional rights to severance or termination pay to, or enter into any severance agreement with, any director, officer or employee of the Company or any Company Subsidiary, or establish, adopt, enter into or amend any Company Benefit Plan, collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, termination or severance plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; or (C) take any action to amend or waive any performance or vesting criteria or accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan or make any Person a beneficiary of any retention plan under which such Person is not as of the date of this Agreement a beneficiary which would entitle such Person to vesting, acceleration or any other right as a consequence of consummation of the transactions contemplated by this Agreement;

(m) make, extend or forgive any loans to directors, officers, employees or any of their respective affiliates;

(n) make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(o) subject to Section 5.13, initiate, commence, compromise, settle, agree to settle or otherwise resolve any Proceeding;

(p) with respect to the Company and each of the Company Subsidiaries (A) make, change or rescind any material Tax election or settle or compromise any material Tax liability or refund, (B) change any material Tax accounting period or method or file any material amended Tax Return, (C) consent to an extension or waiver of the limitations period for the assessment of Taxes, (D) take any action outside of the ordinary course of business if taking such action would result in a material tax liability for the Company or any of its subsidiaries, or (E) change the Tax residency of the Company or any of the Company Subsidiaries;

(q) write up, write down or write off the book value of any assets, except for depreciation, amortization and physical inventory procedures in accordance with GAAP consistently applied;

(r) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred in the ordinary course of business consistent with past practice or (ii) the payment, discharge or satisfaction of liabilities in connection with the transactions contemplated by this Agreement, (iii) prepay or cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

(s) sell, transfer, assign, license, encumber or otherwise dispose of to any third party any Owned Intellectual Property (including pursuant to a sale-leaseback transaction or securitization), or otherwise amend, modify or waive any rights to, any Owned Intellectual Property;

(t) make any change in staffing levels with respect to the Company or any of its subsidiaries;

(u) enter into a new line of business or make any material change in the line of business in which it engages as of the date of this Agreement;

(v) enter into any Contract or agree to any exclusivity, non-competition, most favored nation, or similar provision or covenant that purports to limit, curtail or restrict the kinds of businesses in which the Company, any Company Subsidiary or any of its existing or future affiliates may conduct their respective businesses, or the Persons with whom the Company, any Company Subsidiary or any of its existing or future affiliates can compete or to whom the Company, any Company Subsidiary or any of its existing or future affiliates can sell products or deliver services, or the acquisition of any business or pursuant to which any benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any such effect on Parent or any of its affiliates after the consummation of the Merger or the Closing Date;

(w) cancel or terminate or allow to lapse without commercially reasonably substitute policy therefor, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies or enter into commercial reasonable substitute policies therefor;

(x) abandon the prosecution of or fail to maintain any Registered Intellectual Property; or

(y) authorize or enter into any Contract or otherwise make any commitment to do any of the foregoing other than in the ordinary course of business.

5.2 Access to Information; Confidentiality.

(a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any Company Subsidiary is a party (which such Person shall use commercially reasonable efforts to cause the counterparty thereto to waive), from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary and each of their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives, (collectively, “Company Representatives”) to: (i) provide to Parent and the Purchaser and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, the “Parent Representatives”) access at reasonable times during normal operating hours upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof (including Tax Returns) and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, Personnel and other aspects of such party and its Subsidiaries as Parent or the Parent Representatives may reasonably request.

(b) With respect to the information disclosed pursuant to Section 5.2(a), Parent shall comply with, and shall cause the Parent Representatives to comply with, all of its obligations under the Confidentiality Agreement, dated June 19, 2012, by and between the Company and Parent (the “Confidentiality Agreement”).

5.3 No Solicitation of Transactions.

(a) Subject to Section 5.3(b), from and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 7, the Company shall not, and shall cause the Company Subsidiaries not to, and shall instruct the Representatives of the Company and the Company Subsidiaries not to, nor shall the Company authorize or permit any Representatives of the Company or any Company Subsidiary to, directly or indirectly: (i) solicit, initiate, seek or knowingly encourage or facilitate any Acquisition Proposal or take any action to solicit, initiate, seek or knowingly encourage or facilitate any inquiry, expression of interest, proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) enter into, participate or engage in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal with any Person other than Parent or the Purchaser, (iii) furnish to any Person other than Parent or the Purchaser any non-public information that the Company believes or should reasonably know could be used for the purposes of formulating or furthering any Acquisition Proposal, (iv) approve, endorse, recommend, execute or enter into any agreement, letter of intent or Contract with respect to an Acquisition Proposal or otherwise relating to or that is intended to or would reasonably be expected to lead to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement) or enter into any agreement, arrangement, understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement, (v) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company, (vi) waive, terminate, modify, fail to enforce or release any Person other than Parent or the Purchaser from any provision of or grant any permission, waiver or request under any “standstill,” confidentiality or similar agreement or obligation or (vii) propose, resolve or agree to do any of the foregoing. The Company shall immediately, and shall cause the Company Subsidiaries and shall instruct each of their respective Representatives to immediately, cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted on or prior to the date of this Agreement with respect to any Acquisition Proposal, and shall promptly after the date of this Agreement instruct each Person that has in the twelve months prior to the date of this Agreement executed a confidentiality agreement relating to an Acquisition Proposal with or for the benefit of the Company to promptly return or destroy in accordance with the terms of such confidentiality agreement all information, documents and materials relating to the Acquisition Proposal or to the Company or any Company Subsidiary and their respective businesses previously furnished by or on behalf of the Company or any Company Subsidiary or any of their respective Representatives to such Person or such Person’s Representatives and shall use its reasonable best efforts to ensure compliance with such request. The Company agrees that to the extent that any violation of the restrictions set forth in this Section 5.3 by any Company Representatives results in an Acquisition Proposal, the receipt of such Acquisition Proposal shall be deemed a material breach of this Agreement (including Section 5.3) by the Company.

(b) From the date of this Agreement until the earlier of the Acceptance Time or the termination of this Agreement in accordance with its terms, the Company shall promptly (and in any event within 24 hours of learning of or receiving the relevant information) provide Parent with: (i) a reasonably detailed written description of any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal (including any modification thereto), or any request for information that could reasonably be expected to lead to an Acquisition Proposal, that is received by the Company or any Company Subsidiary or any Representative of the Company or any Company Subsidiary from any Person (other than Parent or the Purchaser) including in such description the identity of the Person from which such inquiry, expression of interest, proposal, offer or request for information was received (the “Other Interested Party”); and (ii) a complete, unredacted copy of each proposed or final written agreement or written document (including financing commitments and any related letters or documents) or material written communication and a reasonably detailed summary of each material oral communication transmitted on behalf of the Other Interested Party or any of its Representatives to the Company or any Company Subsidiary or any of their Representatives or transmitted on behalf of the Company or any Company Subsidiary or any Representative of the Company or any Company Subsidiary to the Other Interested Party or any of its Representatives. Thereafter, the Company shall keep Parent informed in writing on a reasonably current basis (no later than 24 hours after the occurrence of any material changes, developments, discussions or negotiations) of the status of any Acquisition Proposal, indication or request (including the terms and conditions thereof and any modifications thereto), and any material developments, discussions, negotiations, including by furnishing a complete, unredacted copy of each proposed or final written agreement or written document (including financing commitments and any related letters or documents) or material written communication and a reasonably detailed summary of each material oral communication transmitted with respect to such Acquisition Proposal.

(c) Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date hereof and prior to the Acceptance Time (i) the Company, any Company Subsidiary or any Representative of the Company or any Company Subsidiary receives a bona fide written unsolicited Acquisition Proposal that did not result from any breach by the Company, any Company Subsidiary or any Representative of the Company or any Company Subsidiary of this Section 5.3, (ii) the Company Board reasonably determines in good faith, after consultation with an independent financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal and (iii) after consultation with its outside legal counsel, the Company Board reasonably determines in good faith that the failure to take such actions would reasonably be expected to breach its fiduciary duties to the stockholders of the Company under Delaware Law, then the Company may take the following actions: (A) furnish information with respect to the Company and any Company Subsidiary to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that the Company (x) shall not, shall cause each Company Subsidiary to not, and shall not authorize any Company Representative or any Company Subsidiary to, disclose any information to such Person without first entering into an Acceptable Confidentiality Agreement, (y) shall promptly provide to Parent any information concerning the Company or any Company Subsidiary provided to such other Person which was not previously provided to Parent and (z) shall not take any of the actions referred to in the foregoing clauses (A) and (B) unless the Company shall have notified Parent orally and in writing at least 24 hours prior to taking such action that it intends to take such action and the basis hereunder therefor. The Company shall provide Parent with twenty-four hours prior written notice (or such lesser notice as is given to the Company’s Board) of any meeting of the Company’s Board at which the Company’s Board is reasonably expected to consider an Acquisition Proposal.

(d) Subject to the following Sections 5.3(e) and 5.3(f), from the date hereof to the earlier to occur of the termination of this Agreement in accordance with its terms and the Acceptance Time, neither the Company Board nor any committee thereof shall (i) withhold, change, amend, withdraw or qualify (or modify in a manner adverse to Parent) or propose to withhold, change, amend, withdraw or qualify (or modify in a manner adverse to Parent) the approval, recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby (each such action set forth in this Section 5.3(d)(i) being referred to as a “Change of Board Recommendation”), (ii) adopt, approve, recommend or otherwise declare advisable the adoption of any Acquisition Proposal, publicly propose to adopt, approve or recommend any Acquisition Proposal or publicly take a neutral position or no position with respect to an Acquisition Proposal or (iii) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company or (iv) resolve or agree to take any of the actions described in the foregoing clauses (i)-(iii) (each such action set forth in this Section 5.3(d) being referred to as an “Adverse Recommendation Change”).

(e) Notwithstanding anything to the contrary contained herein, prior to the Acceptance Time, the Company Board may make a Change of Board Recommendation for a reason unrelated to an Acquisition Proposal (it being understood and agreed that any Change of Board Recommendation proposed to be made in relation to an Acquisition Proposal may only be made pursuant to and in accordance with the terms of Section 5.3(f)) if the Company Board has reasonably determined in good faith, after consultation with its outside legal counsel and its independent financial advisor, that, in light of an Intervening Event and taking into account the results of any negotiations with Parent as contemplated by subsection (ii) below and any offer from Parent contemplated by subsection (iii) below, that the failure to take such action would reasonably be expected to breach the fiduciary duties owed by the Company Board to the stockholders of the Company under Delaware Law; provided, however, that the Company Board may not effect a Change of Board Recommendation unless:

i. the Company shall have provided prior written notice to Parent, at least five Business Days in advance (the “Intervening Event Notice Period”), of the Company’s intention to make a Change of Board Recommendation (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment shall not, by itself, constitute a Change of Board Recommendation or otherwise give rise to a Triggering Event), which notice shall specify in reasonable detail the Intervening Event and the facts, circumstances and other conditions giving rise to such Change of Board Recommendation;

ii. prior to effecting such Change of Board Recommendation, the Company shall, and shall cause the Company Representatives to, during the Intervening Event Notice Period negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement in such a manner that would obviate the need for the Company Board to effect such Change of Board Recommendation; and

iii. Parent shall not have, within the aforementioned five Business Day period, made a written, binding and irrevocable (through the expiration of such period) offer to modify the terms and conditions of this Agreement, which is set forth in a definitive written amendment to this Agreement delivered to the Company and executed on behalf of Parent and the Purchaser, that the Company Board has in good faith determined (after consultation with its outside legal counsel) would obviate the need for the Company Board to effect such Change of Board Recommendation. In the event of any material change (including successive changes) to the Intervening Event, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(e) with respect to such new written notice and to provide a new five Business Day Intervening Event Notice Period.

(f) Notwithstanding anything to the contrary contained in this Article 5, prior to the Acceptance Time, if the Company receives an unsolicited Acquisition Proposal that the Company Board reasonably determines in good faith, after consultation with outside legal counsel and a financial advisor, constitutes a Superior Proposal, after giving effect to all of the adjustments to the terms and conditions of this Agreement that have been delivered to the Company by Parent in writing during the Notice Period provided pursuant to this Section 5.3(f), that are binding and have been committed to by Parent in writing, and if the Company has not materially breached Section 5.3, the Company Board may at any time prior to the Acceptance Time, if the Company Board reasonably determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to breach the fiduciary duties owed by the Company Board to the stockholders of the Company under Delaware Law effect a Change of Board Recommendation with respect to such Superior Proposal; provided, however, the Company Board may not withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent pursuant to the foregoing provision unless:

i. the Company shall have provided prior written notice to Parent, at least five Business Days in advance (the “Notice Period”), of the Company’s intention to take such action with respect to such Superior Proposal (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment shall not, by itself, constitute a Change of Board Recommendation or otherwise give rise to a Triggering Event), which notice shall specify in reasonable detail the material terms and conditions of such Superior Proposal, (including the identity of the party making such Superior Proposal) and shall have contemporaneously provided a complete unredacted copy of the relevant proposed or final transaction agreements and documents with the party making such Superior Proposal, including the definitive agreement with respect to such Superior Proposal; and

ii. prior to effecting such Change of Board Recommendation, the Company shall, and shall cause the Company Representatives to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal; and Parent shall not have, within the aforementioned five Business Day period, made a written, binding and irrevocable (through the expiration of such period) offer to modify the terms and conditions of this Agreement, which is set forth in a definitive written amendment to this Agreement delivered to the Company and executed on behalf of Parent and the Purchaser, that the Company Board has in good faith determined (after consultation with its outside legal counsel and its financial advisor) would cause such Acquisition Proposal to cease to constitute a Superior Proposal. In the event of any revisions to the financial terms of or other material terms of the Superior Proposal (including successive revisions), the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(f) with respect to such new written notice and to provide a new five Business Day Notice Period.

(g) Nothing contained in this Section 5.3 shall prohibit the Company Board from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company that the Company Board determines in good faith (after consultation with its outside legal counsel) are necessary to comply with its fiduciary duties under Delaware Law; provided, however, that the content of any such disclosure shall be governed by the terms of this Agreement; and provided, further, that any such disclosure that does not contain an express reaffirmation of the Company Board of this Agreement, the Offer and the Merger or an express rejection of any Acquisition Proposal shall be deemed a Change of Board Recommendation; and provided, further, that this Section 5.3(g) shall not be deemed to permit the Company’s Board or any committee thereof to make a Change of Board Recommendation except as expressly permitted by Sections 5.3(e) and (f).

5.4 Appropriate Action; Consents; Filings.

(a) The Company and Parent shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including without limitation the Offer and the Merger, (iii) as promptly as reasonably practicable, and in any event within 10 Business Days after the date hereof, make all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement, the Offer and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act, (C) the Other Required Governmental Approvals and (D) any other applicable Law and (iv) respond promptly and fully to any “second request” in connection with any filing under the HSR Act or similar inquiry by any Governmental Entity; provided, that the Company and Parent shall cooperate with each other in connection with (x) preparing and filing the Offer Documents, the Schedule 14D-9, the Proxy Statement and any Other Filings, (y) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, in connection with the consummation of the Offer or the Merger and (z) seeking any such actions, consents, approvals or waivers or making any such filings. The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. The parties shall as promptly as practicable after the date hereof (and in any event within 10 Business Days after the date hereof; provided that if either the Company or Parent fails to furnish or cause to be furnished such information and such other assistance as the other party or its agents may reasonably request in a timely manner to allow for the parties to reasonably meet such 10 Business Day deadline, then the parties shall have a reasonable additional period of time in which to make such joint filing as promptly as practicable after receiving such information and assistance from the relevant party), file a joint draft notification in respect of this Agreement and the Offer and the Merger with the Committee on Foreign Investment in the United States (“CFIUS”) pursuant to Section 721(a) of the Exon-Florio Amendment to the Defense Production Act of 1950 (the “Exon-Florio Amendment”), with the formal joint filing made as soon as practicable thereafter within the minimum amount of time reasonably necessary to address any questions or comments of CFIUS.

(b) The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents, (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement or (ii) required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable.

(c) Without limiting the generality of anything contained in this Section 5.4, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding; and (iii) promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Offer or the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or legal proceeding.

(d) Each of Parent, the Purchaser and the Company shall (i) cooperate and coordinate with the other in the making of any filings or submissions that are required to be made under any applicable Competition Laws or requested to be made by any Governmental Entity in connection with the transactions contemplated by this Agreement, (ii) supply the other or its outside counsel with any information that may be required or requested by any Governmental Entity in connection with such filings or submissions, and (iii) supply any additional information that may be required or requested by the Federal Trade Commission, the Department of Justice or other Governmental Entities in which any such filings or submissions are made under any applicable Competition Laws as promptly as practicable. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Parent or any of its subsidiaries or affiliates to, and, except with the prior written consent of Parent, the Company shall not take any action to and shall not allow any of the Company Subsidiaries to, consent or proffer to divest, hold separate, or enter into any license or similar Contract with respect to, or agree to restrict the ownership or operation of, any material business or assets of Parent, the Company or any of their respective subsidiaries.

(e) Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall give Parent or the Purchaser, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Offer. Prior to the consummation of the Offer, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

5.5 Certain Notices.

From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Offer, the Merger or any other transaction contemplated by this Agreement not to be satisfied or (b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any representation or warranty, covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Offer, the Merger or any other transaction contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

5.6 Public Announcements.

Each of the Company, Parent and the Purchaser agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance. The Company, Parent and the Purchaser agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, the Company and Parent.

5.7 Employee Benefit Matters.

(a) Parent shall provide, or shall cause to be provided, to those employees of the Company who continue to be employed by Parent and Parent Subsidiaries (individually, “Company Employee” and collectively, “Company Employees”) (i) annual base salary or base wages for a period of twelve months following the Effective Time (or any earlier termination of employment), (ii) benefits (including severance benefits) for a period of six months following the Effective Time (or any earlier termination of employment), that are in each case no less favorable than the annual base salary or base wages and benefits provided to such Company Employees immediately prior to the Effective Time.

(b) For purposes of eligibility to participate and levels of benefits (but not benefit accrual under any defined benefit plan or vesting under any plan) under the employee benefit plans of Parent and the Parent Subsidiaries in which Company Employees first become eligible to participate after the Effective Time (including any Company Benefit Plans) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, subject to any required approval of any applicable insurance provider, Parent shall use its commercially reasonable efforts to cause (i) each Company Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans that are health or welfare benefit plans, and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Company Benefit Plans in which such Company Employee participated immediately prior to the Effective Time. Parent shall cause any eligible expenses incurred by any Company Employee and his or her covered dependents during the plan year that includes the Effective Time to be taken into account for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents under any New Plan (to the extent such amounts would have been taken into account for such requirements under any comparable Company Employee Plan prior to the Effective Time).

(c) From and after the Acceptance Time, the Company or the Surviving Corporation, as applicable, will, and Parent will cause the Company or the Surviving Corporation to, honor, in accordance with their terms, all employment, severance and change of control arrangements between the Company and any Company Employee.

(d) Effective as of the day immediately preceding the date that the Purchaser and the Company become part of the same controlled group pursuant to Sections 414(b), (c), (m) or (o) of the Code (the “Controlled Group Date”), unless otherwise directed in writing by Parent at least ten Business Days prior to the Controlled Group Date, the Company shall take or cause to be taken all actions necessary (including making all necessary payments to fund contributions due through the date of termination) to effect the termination of any and all Company Benefit Plans intended to qualify as qualified cash or deferred arrangements under Section 401(k) of the Code (each, a “401(k) Plan”).

(e) Nothing in this Agreement shall require the continued employment of any Person, and no provision of this Agreement shall prevent Parent or the Surviving Corporation from amending or terminating any Company Benefit Plan.

(f) The Company and Parent acknowledge and agree that all provisions contained in this Section 5.7 with respect to employees are included for the sole benefit of the respective parties and shall not create any right in any other Person, including any employees, former employees, any participant in any Company Benefit Plan or any beneficiary thereof, nor shall require the Company to continue or amend any particular benefit plan after the consummation of the transactions contemplated by this Agreement for any employee or former employee of the Company, and any such plan may be amended or terminated in accordance with its terms and Applicable Law. No provision of this Agreement shall be construed as in any way modifying or amending the provisions of any Company Benefit Plan.

5.8 Indemnification of Directors and Officers.

(a) For a period of six years from and after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless all past and present directors, officers and employees of the Company to the same extent such Persons are indemnified as of the date of this Agreement by the Company pursuant to applicable Law, the Company Certificate, the Company Bylaws and indemnification agreements, if any, in existence on the date of this Agreement with any directors, officers and employees of the Company arising out of acts or omissions in their capacity as directors, officers or employees of the Company or any Company Subsidiary occurring at or prior to the Effective Time. Parent and the Surviving Corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any claims, action, suit, proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 5.8(a) in accordance with the procedures set forth in the Company Certificate, the Company Bylaws and indemnification agreements, if any, in existence on the date of this Agreement.

(b) For a period of six years from and after the Effective Time, Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of directors, officers and employees of the Company for periods at or prior to the Effective Time than are currently set forth in the Company Certificate and the Company Bylaws. Parent shall cause the indemnification agreements, if any, in existence on the date of this Agreement with any of the directors, officers or employees of the Company to continue in full force and effect in accordance with their terms following the Effective Time.

(c) For six years from and after the Effective Time, Parent shall cause the Surviving Corporation to maintain for the benefit of the Company’s directors and officers, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy (true and complete copies which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, Parent shall cause the Surviving Corporation to maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) In the event Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.8.

(e) The obligations under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.8 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8).

5.9 State Takeover Laws.

If any “control share acquisition”, “fair price”, “business combination” or other anti-takeover Laws becomes or is deemed to be applicable to the Company, Parent or the Purchaser, the Offer, the Merger or the Top-Up Option, including the acquisition of Shares pursuant thereto, or the Support Agreements or any other transaction contemplated by this Agreement, then the Company Board shall take all action necessary to render such Law inapplicable to the foregoing.

5.10 Parent Agreement Concerning the Purchaser.

Parent agrees to cause the Purchaser to comply with its obligations under this Agreement.

5.11 Section 16 Matters.

Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Shares, Company RSUs or Company Options pursuant to this Agreement, the Offer and the Merger shall be an exempt transaction for purposes of Section 16.

5.12 Rule 14d–10(d) Matters.

Prior to the Acceptance Time, the Company (acting through the Compensation Committee of the Company Board) will take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or the Company Subsidiaries on or after the date hereof with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d–10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d–10(d) under the Exchange Act.

5.13 Litigation.

The Company shall keep Parent fully informed of the status of all litigation pending as of the date hereof or initiated after the date hereof and shall consult with Parent and obtain Parent’s prior written consent (not to be unreasonably withheld, delayed or conditioned) on the relevant defense strategy and shall timely and vigorously carry out such defense strategy. In addition, if any stockholder initiates any litigation against the Company and its directors relating to the Offer, the Merger, this Agreement or the Support Agreements, the Company shall give Parent the opportunity to participate in the defense or settlement of such stockholder litigation and no such settlement shall be agreed to without Parent’s prior written consent (not to be unreasonably withheld, delayed or conditioned).

5.14 Financing. Parent and the Purchaser shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Financing at or prior to the Acceptance Time, including using reasonable best efforts to (i) maintain in effect the Financing and the Financing Commitments, (ii) enter into definitive financing agreements with respect to the Financing and Financing Commitments, so that such agreements are in effect as promptly as practicable but in any event no later than the Effective Time, (iii) satisfy on a timely basis all Financing Conditions, including by operating the businesses of Parent and the Purchaser in a manner that will cause the satisfaction of Financing Conditions relating to the financial condition of such businesses, and (iv) in the event that the Financing Conditions have been, or upon funding would be, satisfied, cause the financing providers to fund the full amount of the Financing. Parent and Purchaser shall provide to the Company copies of all final documents relating to the Financing and shall keep the Company reasonably informed of material developments in respect of the financing process relating thereto. If, notwithstanding the use of reasonable best efforts by Parent and the Purchaser to satisfy its obligations under this Section 5.14, any of the Financing or the Financing Commitments (or any definitive financing agreement relating thereto) expire or are terminated prior to the Acceptance Time, in whole or in part, for any reason, or all or any portion of the Financing shall otherwise become unavailable so that Parent will not be able to comply with its obligations contained in this Agreement, Parent and the Purchaser shall (i) promptly notify the Company of such expiration, termination or other event and the reasons therefor, (ii) use their reasonable best efforts to promptly arrange for alternative financing (which shall be in an amount sufficient to pay for the consummation of the transactions contemplated by this Agreement) to replace the financing contemplated by such original commitments or agreements and (iii) use their reasonable best efforts to promptly obtain a new financing commitment that provides for such alternate financing and promptly provide true and complete copies of all agreements relating to such commitment. Upon obtaining any commitment for any such alternative financing, such financing shall be deemed to be a part of the “Financing” and the commitment with respect thereto shall be deemed to be a part of the “Financing Commitments” for all purposes of this Agreement. Parent shall keep the Company informed on a reasonably current basis of the status of their efforts to obtain the Financing, provide the Company copies of all final documents relating to the Financing and provide the Company with prompt notice of any breach by any party to the Financing Commitments of which Parent or the Purchaser becomes aware or any termination of the Financing Commitments.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1 Conditions to Obligations of Each Party Under This Agreement.

The respective obligations of each party to consummate the Merger shall be subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions:

(a) This Agreement shall have been adopted and the Merger approved by the requisite vote of the stockholders of the Company, if required by applicable Law.

(b) The Purchaser shall have accepted for payment and paid for the Shares validly tendered and not withdrawn pursuant to the Offer pursuant to the Offer and the terms of this Agreement; provided, however, that neither Parent nor the Purchaser shall be entitled to assert the failure of this condition if, in breach of this Agreement or the terms of the Offer, the Purchaser shall have failed to purchase any of the Shares validly tendered and not withdrawn pursuant to the Offer.

(c) The consummation of the Merger shall not then be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Entity and there shall not be in effect any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination.

This Agreement may be terminated, and the Merger and the other transactions contemplated hereby may be abandoned by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the Merger by the stockholders of the Company:

(a) By mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b) By the Company, if Parent or Lender fails to fund any required draw under the Note within five Business Days of the requested funding date set forth in the written notice from the Company to Lender pursuant to the Note;

(c) By either the Company or Parent, if the Offer (as it may have been extended pursuant to Section 1.1) expires as a result of the non-satisfaction of any condition to the Offer set forth in Annex I or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any party whose material breach of this Agreement has been the primary cause or primarily resulted in the non-satisfaction of any condition to the Offer set forth in Annex I or the termination or withdrawal of the Offer pursuant to its terms without any Shares being purchased thereunder;

(d) By either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting (i) prior to the Acceptance Time, the acceptance for payment of, or payment for, Shares pursuant to the Offer or (ii) prior to the Effective Time, the Merger, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the party seeking to terminate this Agreement shall have used its reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.4);

(e) By Parent, at any time prior to the Acceptance Time if a Triggering Event shall have occurred;

(f) Intentionally Omitted;

(g) By Parent or the Company, if the Acceptance Time shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(g) shall not be available to any party whose breach of this Agreement has been the primary cause or primarily resulted in the failure of the Acceptance Time to have occurred on or before the Outside Date;

(h) By Parent, at any time prior to the Acceptance Time if: (i) there shall be an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement or breach of any covenant of the Company contained in this Agreement, in any case, such that any condition to the Offer contained in paragraph (d)(iii) or (d)(iv) of Annex I is not or would reasonably be likely to not be satisfied, (ii) Parent shall have delivered to the Company written notice of such Uncured Inaccuracy or breach and (iii) either such Uncured Inaccuracy or breach is not capable of cure or at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such Uncured Inaccuracy or breach shall not have been cured in all material respects; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) if: (A) any material covenant of Parent or the Purchaser contained in this Agreement shall have been breached in any material respect, and such breach shall not have been cured in all material respects; or (B) there shall be an Uncured Inaccuracy in any representation or warranty of Parent or the Purchaser contained in this Agreement; or

(i) By the Company, at any time prior to the Acceptance Time if: (i) there shall be an Uncured Inaccuracy in any representation or warranty of Parent or the Purchaser contained in this Agreement or breach of any covenant of Parent or the Purchaser contained in this Agreement that shall have had or is reasonably likely to have, individually or in the aggregate, a material adverse effect upon Parent’s or the Purchaser’s ability to consummate the Offer or the Merger, (ii) the Company shall have delivered to Parent written notice of such Uncured Inaccuracy or breach and (iii) either such Uncured Inaccuracy or breach is not capable of cure or at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such Uncured Inaccuracy or breach shall not have been cured in all material respects; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(i) if: (A) any material covenant of the Company contained in this Agreement shall have been breached in any material respect, and such breach shall not have been cured in all material respects; or (B) there shall be an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement.

7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Purchaser or the Company or their respective Subsidiaries, officers or directors except

(a) with respect to Section 5.2(b), this Section 7.2 and Article 8 and (b) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

(b) In the event that this Agreement is terminated pursuant to Section 7.1(e), then the Company shall pay to Parent concurrent with such termination, in the case of a termination by the Company, or within two Business Days thereafter, in the case of a termination by Parent, a termination fee of $4 million plus 4% of any draw then funded under the Note (the “Breakup Fee”).

(c) In the event that this Agreement is terminated pursuant to Section 7.1(c), Section 7.1(g) or Section 7.1(h), and prior to the date of termination of this Agreement an Acquisition Proposal shall have been made known to the Company or an Acquisition Proposal shall have been made to the stockholders of the Company generally or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, and on or prior to the first anniversary of the termination of this Agreement (i) any Acquisition Proposal is consummated or (ii) the Company enters into a definitive written agreement with respect to any Acquisition Proposal, then concurrent with the first to occur of such events, the Company shall pay Parent the Breakup Fee (provided that for purposes of this Section 7.2(c), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 8.4, except that the references to “15% or more” shall be deemed to be references to “50% or more”).

(d) All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent. Each of the Company, Parent and the Purchaser acknowledges that (i) the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent, the Purchaser and the Company would not enter into this Agreement and (iii) the Breakup Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and the Purchaser in the circumstances in which such Breakup Fee is payable. Accordingly, if the Company fails promptly to pay any amount due pursuant to Section 7.2 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for such amount, the Company shall pay to Parent its Expenses in connection with such suit and any appeal relating thereto, together with interest on the amount owed pursuant to Section 7.2 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(e) In the event that this Agreement is terminated pursuant to Section 7.1(e) or Section 7.1(h), then the Company shall not (i) enter into a definitive written agreement with respect to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement) or (ii) consummate any Acquisition Proposal (the events in the preceding clause (i) or (ii), a “Specified Acquisition Transaction”), unless and until the Person or Persons who is or are party to or involved in such Specified Acquisition Transaction shall have first assumed (by way of a written instrument in form and substance reasonably satisfactory to Parent) all of Parent’s and Lender’s obligations under the Note and shall have repaid to Lender in cash any draws that have been funded under the Note (provided that for purposes of this Section 7.2(e), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 8.4, except that the references to “15% or more” shall be deemed to be references to “50% or more”). The foregoing is in addition to, and not in limitation of, any rights of Parent or Lender under the Note. Lender is an express intended third party beneficiary of this Section 7.2(e) with the right to enforce this Section 7.2(e).

7.3 Amendment.

Subject to Section 1.3(c), this Agreement may be amended by the Company, Parent and the Purchaser by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the Company’s stockholders, no amendment may be made which, by Delaware Law, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

7.4 Waiver.

Subject to Section 1.3(c), at any time prior to the Effective Time, Parent and the Purchaser, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any Uncured Inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement by the Company’s stockholders, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties.

None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

8.2 Fees and Expenses.

Subject to Section 7.2, all Expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

8.3 Notices.

Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows:

If to Parent or the Purchaser, addressed to it at:

BGI-Shenzhen

Beishan Industrial Zone

Yantian District, Shenzhen, 518083

People’s Republic of China

Attention: Wang Jun

Facsimile No.: 011-86-755-2527-3620

with a copy to (for information purposes only):

O’Melveny & Myers LLP

Two Embarcadero Center, 28th Floor

San Francisco, California 94111

Attention: Paul Scrivano, Esq.

Facsimile No.: (415) 984-8701

and

O’Melveny & Myers LLP

Plaza 66, Tower 1, 37th Floor

1266 Nanjing Road West

Shanghai 200040

People’s Republic of China

Attention: Wendy Pan, Esq.

Facsimile No.: 011-86-21-2307-7300

If to the Company, addressed to it at:

Complete Genomics, Inc.

2071 Stierlin Court

Mountain View, California 94043

Attn: Chief Financial Officer

Facsimile No.: (650) 396-5305

with a copy to (for information purposes only):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94062

Attention: Alan C. Mendelson

Facsimile No.: (650) 463-2600

8.4 Certain Definitions.

For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

“Acquisition Proposal” means any offer or proposal concerning any (a) merger, consolidation, share exchange, liquidation, dissolution, recapitalization, reorganization or other business combination or similar transaction involving the Company, (b) sale, lease, mortgage, exclusive license, or other disposition of assets of the Company (including Equity Interests of a Company Subsidiary) or any Company Subsidiary representing 15% or more of the consolidated assets of the Company and the Company Subsidiaries, (c) issuance or sale by the Company of Equity Interests representing 15% or more of the voting power of the Company, (d) transaction in which any Person will acquire beneficial ownership or the right to acquire beneficial ownership or any group has been formed which beneficially owns or has the right to acquire beneficial ownership of, Equity Interests representing 15% or more of the voting power of the Company or (e) any combination of the foregoing (in each case, other than the Offer and the Merger).

“affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means any state securities, “blue sky” or takeover law.

“Business” means the business conducted by the Company or the Company Subsidiaries in the design, development, research, use and manufacture of the Company Product.

“Business Day” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plans” means all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all material bonus, stock option, stock purchase, restricted stock or unit, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material employment, termination, severance or other contracts or agreements to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or liability (contingent or otherwise) or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director or consultant of the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any change, event, development, condition, occurrence or effect (x) that prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the Offer or the Merger or performance by the Company of any of its material obligations under this Agreement or (y) that is, or would reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account for purposes of the preceding clause (y) in determining whether there has been or will be, a Company Material Adverse Effect: (a) any change generally affecting the economy, financial markets or political, economic or regulatory conditions in the United States or any other geographic region in which the Company and the Company Subsidiaries conduct business to the extent the Company and the Company Subsidiaries are not materially and disproportionately affected thereby relative to other companies in the life sciences industry; (b) general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein, to the extent the Company and the Company Subsidiaries are not materially and disproportionately affected thereby relative to other companies in the life sciences industry; (c) any change attributable to the negotiation, execution, announcement, pendency or pursuit of the transactions contemplated hereby, including the Offer and the Merger, including any litigation resulting therefrom, any cancellation of or delays in customer orders, and any disruption in supplier, distributor, partner or similar relationships; (d) any change arising from or relating to compliance with the terms of this Agreement, or action taken, or failure to act, to which Parent has consented; (e) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement; (f) any hurricane, earthquake, flood, or other natural disasters or acts of God; (g) changes in Laws after the date hereof, to the extent the Company and the Company Subsidiaries are not materially and disproportionately affected thereby relative to other companies in the life sciences industry; (h) changes in GAAP after the date hereof, to the extent the Company and the Company Subsidiaries are not materially and disproportionately affected thereby relative to other companies in the life sciences industry; (i) the declaration (in and of itself) by any lender of the Company of an event of default under any of the Company’s existing credit facilities, provided that no lender or creditor takes any action to foreclose on collateral and no lender or creditor otherwise initiates a suit, action or proceeding against the Company as a result of such default (unless such default resulted from the failure of Parent to fund an advance under the Note when required to do so under the Note, in which case the foregoing proviso shall not apply to such default), or the inability of the Company to pay any of its debts or obligations as they become due (in and of itself), provided that no lender or creditor takes any action to foreclose on collateral and no lender or creditor otherwise initiates a suit, action or proceeding against the Company (unless such inability resulted from the failure of Parent to fund an advance under the Note when required to do so under the Note, in which case the foregoing proviso shall not apply to such inability) (it being understood that the facts and circumstances giving rise to such declaration or inability may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a)-(h), (j) or (k) of the definition); (j) any failure by the Company to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of this Agreement (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a)-(i) or (k) of the definition); or (k) a decline in the price of the Company Common Stock on the Nasdaq (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a)-(j) of the definition).

“Company Product” means those services being performed by the Company as of the date hereof or contemplated to be performed by the Company, consisting of the performance of complete human genome sequencing on customer samples using the Company’s DNB Array, cPAL Read and/or Long Fragment Read technologies, applying the Company’s proprietary assembly software with advanced data analysis algorithms and statistical modeling techniques to reconstruct the whole human genome from billions of base reads, applying the Company’s analysis software to identify key differences, or variants, in each genome and delivering comprehensive data files that list all the variant calls, annotations, evidence for calls, and the calls and underlying reads and mappings to customers in multiple formats.

“Competition Law” any merger control law or regulation that is applicable to the transactions contemplated by this Agreement.

“Contracts” means any contract, agreement, indenture, note, bond, loan, license, instrument, lease or any other legally binding commitment, plan or arrangement, whether oral or written.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or credit arrangement or otherwise.

“cPAL Read” means the Company’s proprietary combinatorial probe-anchor ligation read technology, as initially described in Drmanac et al., Science 327:78-81, 2010 and further developed by the Company.

“DNB Array” the Company’s proprietary NDA nanoball technology as initially described in Drmanac et al., Science 327:78-81, 2010 and further developed by the Company.

“Environmental Laws” means any and all international, federal, state, local or foreign Laws, statutes, ordinances, regulations, treaties, policies, guidance, rules, judgments, orders, writs, court decisions or rule of common law, stipulations, injunctions, consent decrees, permits, restrictions and licenses, which (a) regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of Persons or property, including protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, including CERCLA, or any other law of similar effect.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Offer Documents, Schedule 14D-9 and Proxy Statement and any solicitation of stockholder approvals and all other matters related to the transactions contemplated by this Agreement.

“FDA” means the United States Food and Drug Administration.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any nation, federal, state, county municipal, local or foreign government, or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government.

“group” has the meaning ascribed to in the Exchange Act, except where the context otherwise requires.

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including without limitation, any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property Rights” means all (a) U.S. and foreign patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications, (b) U.S. and foreign trademarks, service marks, trade dress, logos, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) U.S. and foreign copyrights and rights under copyrights, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof, (d) U.S. and foreign mask work rights and registrations and applications for registration thereof, (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefor; (f) trade secrets and other rights in know-how and confidential or proprietary information (including any business plans, designs, specifications, technical data, customer data, financial information, pricing and cost information, bills of material, or other similar information), (g) URL and domain name registrations, (h) inventions (whether or not patentable) and improvements thereto, (i) all claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing and (j) other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction.

“Intervening Event” means a material event, change or development with respect to the Company and the Company Subsidiaries taken as a whole arising after the date of this Agreement, which is (i) unknown to, nor reasonably foreseeable by, the Company Board as of or prior to the date of this Agreement and (ii) becomes known to or by the Company Board prior to the Acceptance Time; provided, however, that in no event shall the receipt of an Acquisition Proposal or Superior Proposal constitute an Intervening Event.

“IRS” means the United States Internal Revenue Service.

“knowledge” of a Person means actual knowledge of any senior executive officer of the Person, without any special search or inquiry.

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, condition, restriction, charge, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Long Fragment Read” means the Company’s proprietary Long Fragment Read (LFR) technology for whole genome sequencing.

“on a fully diluted basis” means, (i) the number of Shares outstanding, plus (ii) the number of Shares the Company is required to issue on or prior to the Outside Date pursuant to options, rights or other obligations outstanding at any date on or prior to the Outside Date under any employee stock option or other benefit plans or otherwise (assuming all options and other rights to acquire or obligations to issue such Shares are fully vested and exercisable and all Shares issuable at any time have been issued), including, without limitation, pursuant to the Company Stock Option Plans.

“Other Filings” means all filings made by, or required to be made by, the Company with the SEC, other than the Schedule 14D-9 and the Proxy Statement.

“Open Source Code” means any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software.

“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the Offer or the Merger or performance by Parent or the Purchaser of any of their material obligations under this Agreement.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, and (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or other encumbrances arising by operation of Law.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Regulatory Authority” means any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union, or the European Agency for the Evaluation of Medicinal Products), regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Body involved in the granting of a regulatory approval for such country or countries.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer software, programs and databases in any form, including Internet web sites, web content and links, source code, executable code, tools, menus, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation related thereto.

“Subsidiary” of Parent, the Company or any other Person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

“Superior Proposal” means a bona fide written proposal for a merger or consolidation, or a tender offer or exchange offer, to acquire at least 85% of the outstanding shares of Company Common Stock made by a third party that, taking into account the financial, legal, regulatory and other aspects of such proposal, (i) in the good faith judgment of the Company Board, after consultation with outside legal counsel and its independent financial advisor, would, if consummated, result in a transaction that is more favorable to the Company’s stockholders, from a financial point of view, than the Offer and the Merger (after giving effect to all adjustments to the terms thereof which may be irrevocably offered by Parent pursuant to Section 5.3(f)) and (ii) is reasonably capable of being consummated on the terms proposed.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges in the nature of a tax (together with any and all interest, penalties and additions thereto) imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added and gains tax.

“Tax Return” means any report, return (including information return), claim for refund, election or declaration required to be supplied to any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Technology” means tangible embodiments of Intellectual Property Rights, whether in electronic, written or other media, including Software, technical documentation, specifications, designs, build instructions, test reports, schematics, algorithms, formulae, test vectors, databases, lab notebooks, processes, prototypes, materials, samples, studies, or other know-how and other works of authorship.

“Treasury Regulations” shall mean regulations promulgated by the United States Department of the Treasury under the Code.

“Triggering Event” shall be deemed to have occurred if: (i) an Adverse Recommendation Change occurs; (ii) the Company shall have failed to include in the Schedule 14D-9 or the Proxy Statement the Company Board Recommendation or a statement to the effect that the Company Board of Directors has determined that each of the Offer and the Merger is in the best interests of the Company’s stockholders; (iii) the Company Board shall have publicly recommended to its stockholders any Acquisition Proposal; (iv) the Company shall have entered into any letter of intent or any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement); (v) a tender or exchange offer relating to securities of the Company shall have been commenced, and the Company shall not have sent to its securityholders, within ten Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (vi) the Company shall have materially breached the terms of Section 5.3; or (vii) the Company shall have failed to publicly reaffirm its recommendation to its stockholders of the Offer and the Merger within ten Business Days after receiving a written request from Parent to do so; or (viii) the Company shall publicly propose to do any of the foregoing.

“Uncured Inaccuracy” with respect to a representation or warranty of a party to the Agreement as of a particular date shall be deemed to exist only if such representation or warranty shall be inaccurate as of such date as if such representation or warranty were made as of such date, and the inaccuracy in such representation or warranty shall not have been cured in all material respects since such date; provided, however, that if such representation or warranty by its terms speaks as of the date of the Agreement or as of another particular date, then there shall not be deemed to be an Uncured Inaccuracy in such representation or warranty unless such representation or warranty shall have been inaccurate as of the date of the Agreement or such other particular date, respectively, and the inaccuracy in such representation or warranty shall not have been cured in all material respects since such date.

8.5 Terms Defined Elsewhere.

The following terms are defined elsewhere in this Agreement, as indicated below:

“401(k) Plan”	Section 5.7(d)
“Agreement”	Preamble
“Acceptance Time”	Section 1.3(a)
“Book-Entry Shares”	Section 2.2(b)
“Breakup Fee”	Section 7.2(b)
“Certificate of Merger”	Section 1.5
“Certificates”	Section 2.2(b)
“Change of Board Recommendation”	Section 5.3(d)
“Closing”	Section 1.5
“Closing Date”	Section 1.5
“Company”	Preamble
“Company Board”	Recitals
“Company Board Recommendation”	Recitals
“Company Bylaws”	Section 3.1(b)
“Company Certificate”	Section 3.1(b)
“Company Common Stock”	Recitals
“Company Compensation Arrangement”	Section 3.13(d)
“Company Disclosure Schedule”	Article 3
“Company Employees”	Section 5.7(a)
“Company Financial Advisor”	Section 3.22
“Company Financial Statements”	Section 3.7(a)
“Company Material Contract”	Section 3.14(a)
“Company Options”	Section 2.4(a)
“Company Permits”	Section 3.6(a)
“Company Preferred Stock”	Section 3.2(a)
“Company Representatives”	Section 5.2(a)
“Company RSUs”	Section 2.4(b)
“Company SEC Documents”	Section 3.7(a)
“Company Stock Option Plans”	Section 2.4(a)
“Company Stockholder Approval”	Section 3.23
“Company Subsidiary”	Section 3.1(a)
“Company Warrants”	Section 2.5
“Confidentiality Agreement”	Section 5.2(b)
“Continuing Directors”	Section 1.3(c)
“Controlled Group Date”	Section 5.7(d)
“D&O Insurance”	Section 5.8(c)
“DGCL”	Recitals
“Dissenting Shares”	Section 2.3

“Effective Time”	Section 1.5
“ESPP”	Section 2.6
“Exchange Act”	Section 1.1(a)
“Expiration Date”	Section 1.1(d)
“HSR Condition”	Annex I
“Initial Expiration Date”	Section 1.1(d)
“Insurance Policies”	Section 3.19
“Intervening Event Notice Period”	Section 5.3(e)(i)
“Leased Real Property”	Section 3.21(a)
“Material Intellectual Property”	Section 3.17(b)
“Merger”	Recitals
“Merger Consideration”	Section 2.1(a)
“Minimum Condition”	Section 1.1(a)
“Nasdaq”	Section 1.3(a)
“New Plans”	Section 5.7(b)
“Note” “Notice Period”	Recitals Section 5.3(f)(i)
“Offer”	Recitals
“Offer Documents”	Section 1.1(h)
“Offer Price”	Recitals
“Offer to Purchase”	Section 1.1(c)
“Option Payments”	Section 2.4(a)
“Other Interested Party”	Section 5.3(b)
“Other Required Governmental Approvals”	Annex I
“Outside Date”	Section 1.1(e)
“Owned Software”	Section 3.17(g)
“Parent”	Preamble
“Parent Disclosure Schedule”	Article 4
“Parent Representatives”	Section 5.2(a)
“Parent Subsidiary”	Section 4.3(a)
“Paying Agent”	Section 2.2(a)
“Promissory Note”	Section 1.8(a)
“Proxy Statement”	Section 1.6(a)
“Purchaser”	Preamble
“Purchaser Common Stock”	Section 2.1(c)
“RSU Payments”	Section 2.4(b)
“Sarbanes-Oxley Act”	Section 3.7(a)
“Schedule 14D-9”	Section 1.2(a)
“Schedule TO”	Section 1.1(h)
“SEC”	Section 1.1(e)
“Section 16”	Section 5.11
“Shares”	Recitals
“Short Form Threshold”	Section 1.7
“Special Meeting”	Section 1.6(b)
“Specified Governmental Entity”	Annex I
“Support Agreement”	Recitals
“Surviving Corporation”	Section 1.4(a)
“Top-Up Closing”	Section 1.8(c)
“Top-Up Exercise Notice”	Section 1.8(c)
“Top-Up Notice Receipt”	Section 1.8(c)
“Top-Up Option”	Section 1.8(a)
“Top-Up Option Shares”	Section 1.8(a)
“Warrant Payments”	Section 2.5

8.6 Headings.

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7 Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.8 Entire Agreement.

This Agreement (together with the Annex, Exhibits, Parent Disclosure Schedules and Company Disclosure Schedules and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

8.9 Assignment.

The Agreement shall not be assigned by any party by operation of Law or otherwise without the prior written consent of the other parties, provided, that Parent or the Purchaser may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or the Purchaser, as the case may be, of its obligations hereunder and provided, further, that in connection with any assignment under this Section 8.9 to a Person that is not organized under the laws of the United States or any state thereof, that would increase the amount, if any, required to be deducted or withheld from amounts payable or otherwise deliverable pursuant to this Agreement to the holders or former holders of Company Common Stock, Company Options, Company RSUs or Company Warrants under the Tax Law of a jurisdiction outside the United States, such assignment shall be null and void unless Parent, Purchaser and the applicable assignee specifically agree that the Surviving Corporation shall, or shall cause the Paying Agent to, pay to the applicable holder or former holder of Company Common Stock, Company Options, Company RSUs or Company Warrants, as applicable, such additional amounts as necessary to ensure that such holder or former holder receives the same amount that would otherwise have been received if no such deduction and withholding had been made.

8.10 Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for the individuals referenced in Section 5.8 and Lender with respect to Section 7.2(e). Notwithstanding the foregoing, following the Effective Time the provisions of Article 2 shall be enforceable by stockholders of the Company to the extent necessary to receive the Merger Consideration to which each such stockholder is entitled pursuant to Article 2. No covenant or other undertakings in this Agreement shall constitute an amendment to any employee benefit plan, program, policy or arrangement, and any covenant or undertaking that suggests that an employee benefit plan, program, policy or arrangement will be amended shall be effective only upon the adoption of a written amendment in accordance with the amendment procedures of such plan, program, policy or arrangement.

8.11 Mutual Drafting; Interpretation.

Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. The term “will” shall be construed to have the same meaning as the word “shall”.

8.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT

MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

8.13 Counterparts.

This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.14 Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

8.15 Non-Recourse.

Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein. No former, current or future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Company, Parent or the Purchaser or any of their respective affiliates shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or the Purchaser under this Agreement or of or for any action, suit, arbitration, claim, litigation, investigation, or proceeding based on, in respect of, or by reason of, the transactions contemplated hereby (including the breach, termination or failure to consummate such transactions), in each case whether based on Contract, tort, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a party hereto or another Person or otherwise.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BGI-Shenzhen

By:	/s/ Wang Jun
a duly authorized signatory

Beta Acquisition Corporation

By:	/s/ Yin Ye
a duly authorized signatory

Complete Genomics, Inc.

By:	/s/ Clifford A. Reid
a duly authorized signatory

ANNEX I

CONDITIONS TO THE OFFER

Notwithstanding any other provisions of the Offer and in addition to the Purchaser’s rights to extend, amend or terminate the Offer in accordance with the provisions of the Merger Agreement and applicable Law, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) promulgated under the Exchange Act, pay for any validly tendered Shares and may delay the acceptance for payment of or, subject to the restrictions referred to above, the payment for, any validly tendered Shares, if (a) the Minimum Condition shall not have been satisfied at the Expiration Date, (b) any waiting period under the HSR Act applicable to the transactions contemplated by the Merger Agreement has not expired or terminated at or prior to the Expiration Date (the “HSR Condition”), (c) any Other Required Governmental Approvals shall not have been obtained or any waiting period (or extension thereof) or mandated filing shall not have lapsed or been made at or prior to the Expiration Date or (d) any of the following events, conditions, state of facts or developments exists or has occurred and is continuing at the Expiration Date:

(i) there shall be pending any Action by any U.S. Governmental Entity or any Specified Governmental Entity (A) against Parent, the Purchaser, the Company or any Company Subsidiary or (B) otherwise in connection with the Offer or the Merger, in either case (1) challenging the acquisition by Parent or the Purchaser of any Shares pursuant to the Offer or seeking to make illegal, restrain or prohibit the making or consummation of the Offer or the Merger, (2) seeking to prohibit or impose material limitations on the ability of Parent or the Purchaser, or otherwise to render Parent or the Purchaser unable, to accept for payment, pay for or purchase any or all of the Shares pursuant to the Offer or the Merger, or seeking to require divestiture of any or all of the Shares to be purchased pursuant to the Offer or in the Merger, (3) (x) seeking to prohibit or impose any material limitations on the ownership or operation by Parent, the Company or any of their respective Subsidiaries, of all or any material portion of the Business or the businesses or assets of Parent and its Subsidiaries, taken as a whole, as a result of or in connection with the Offer or the Merger, or (y) otherwise seeking to compel Parent, the Company or any of their respective Subsidiaries to divest, dispose of, license or hold separate any material portion of the Business or the businesses or assets of Parent and its Subsidiaries, taken as a whole, as a result of or in connection with the Offer or the Merger, or (z) seeking to impose any material limitations on the ability of Parent, the Company and its Subsidiaries to conduct their respective businesses or own their respective assets, as a result of or in connection with the Offer or the Merger, (4) seeking to make illegal, restrain, prohibit or impose any material limitations on the ability of Parent or the Purchaser to effectively acquire, hold or exercise full rights of ownership of the Shares to be purchased pursuant to the Offer or otherwise in the Merger, including the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company or (5) which would reasonably be expected to have a Company Material Adverse Effect;

(ii) there shall be any Law enacted, entered, enforced, promulgated or which is deemed applicable pursuant to an authoritative interpretation by or on behalf of a Government Entity with respect to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act or similar waiting periods with respect to the Other Required Governmental Approvals, that (x) is reasonably likely, individually or in the aggregate, to result, directly or indirectly, in any of the consequences referred to in clauses (1) through (5) of paragraph (d)(i) above, or (y) has the effect of making the Offer or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger or any other transactions contemplated by the Merger Agreement;

(iii)(A) any representation or warranty of the Company contained in Sections 3.2, 3.3, 3.23 or 3.24 of the Merger Agreement shall fail to be true and correct in all material respects, as of the date of the Merger Agreement or as of the Expiration Date with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time), or (B) any other representation or warranty of the Company contained in the Merger Agreement (without giving effect to any references to any Company Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein) shall fail to be true and correct in any respect as of the date of the Merger Agreement or as of the Expiration Date with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect; provided, however, that (1) inaccuracies as of the date of the Merger Agreement with respect to (A) the total number of shares of Company Common Stock outstanding set forth in clause (i) of the first sentence of Section 3.2(a), (B) the total number of shares of Company Common Stock subject to outstanding Company Options, Company RSUs and Company Warrants set forth in the first sentence of Section 3.2(b) or Section 3.2(c), and (C) the exercise prices with respect to the outstanding Company Options pursuant to Section 3.2(f)(v) of the Company Disclosure Schedule, would when considered collectively cause the aggregate amount required to be paid by Parent or the Purchaser to the holders of outstanding Company Common Stock, Company Options, Company RSUs and Company Warrants pursuant to the Offer and the Merger to increase by more than one percent in the aggregate, or (2) if clause (ii) of the first sentence of Section 3.2(a) is inaccurate in any respect, in either case such representations and warranties in Section 3.2 shall be deemed to fail to be true and correct in all material respects;

(iv) the Company shall have breached or failed to perform or to comply, in any material respect, with any agreement or covenant to be performed or complied with by it under the Merger Agreement and such breach or failure shall not have been cured prior to the Expiration Date;

(v) since the date of the Merger Agreement, any fact, change, event, development or circumstance have occurred, arisen or come into existence, or any worsening thereof, and which has had or would reasonably be expected to have a Company Material Adverse Effect;

(vi)(A) CFIUS has not notified Parent and the Company in writing that it has determined not to investigate the transactions contemplated by this Agreement (including the Offer and the Merger) pursuant to the powers vested in it by the Exon-Florio Amendment; and (B) in the event that CFIUS has undertaken such an investigation, CFIUS has not terminated such investigation and the President of the United States has not determined not to take any action to suspend or prohibit the transactions contemplated by this Agreement (the “CFIUS Condition”);

(vii) the Purchaser shall have failed to receive a certificate of the Company, executed by an executive officer of the Company, dated as of the Expiration Date, certifying that the conditions set forth in paragraphs (d)(iii), (d)(iv) and (d)(v) of this Annex I have not occurred; or

(viii) the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions (including those set forth in clauses (a), (b) and (c) of the initial paragraph) are for the sole benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in their sole discretion, in each case subject to the terms of the Merger Agreement. The foregoing conditions shall be in addition to, and not a limitation of, the rights of the Purchaser to extend, terminate, amend and/or modify the Offer pursuant to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

As used in this Annex I, the term “Specified Governmental Entity” shall mean Ministry of Commerce of the People’s Republic of China (the “PRC”), the National Development and Reform Commission of the PRC and the State Administration of Foreign Exchange of the PRC, and the term “Other Required Governmental Approvals” shall mean the approval of each of the Specified Governmental Entities. The capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 15, 2012, by and among BGI-Shenzhen, Beta Acquisition Corporation and Complete Genomics, Inc.

Annex I-2

EXHIBIT A

FORM OF

SECONDED AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SURVIVING CORPORATION

ARTICLE 1

The name of this corporation is Complete Genomics, Inc.

ARTICLE 2

A. The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801 in the County of New Castle. The name of the corporation’s registered agent at such address is The Corporation Trust Company.

B. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“GCL”).

ARTICLE 3

The total number of shares of all classes of stock which the corporation shall have authority to issue is 100 shares of Common Stock, $.001 par value per share.

ARTICLE 4

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the corporation.

ARTICLE 5

The number of directors of the corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the board of directors or by the stockholders.

ARTICLE 6

Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

ARTICLE 7

Meeting of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the Bylaws of the corporation.

ARTICLE 8

To the maximum extent permitted by the GCL, as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the GCL is amended after approval by the stockholders of this Article 8 to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the GCL as so amended.

The corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the corporation or any predecessor of the corporation, or serves or served at any other enterprise as a director, officer, employee or agent at the request of the corporation or any predecessor to the corporation.

Neither any amendment nor repeal of this Article 8, nor the adoption of any provision of the corporation’s certificate of incorporation inconsistent with this Article 8, shall eliminate or reduce the effect of this Article 8 in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article 8, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE 9

The corporation shall indemnify to the full extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made a party or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or an officer of the corporation or by reason of the fact that such person, at the request of the corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No amendment to or repeal of this Article 9 shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

ARTICLE 10

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

EXHIBIT B

FORM OF BYLAWS

OF

SURVIVING CORPORATION

ARTICLE I

OFFICES

Section 1.1 Registered Office. The registered office of Complete Genomics, Inc. (hereinafter called the “Corporation”) shall be at such place in the State of Delaware as shall be designated by the Board of Directors (the “Board”).

Section 1.2 Principal Office. The principal office for the transaction of the business of the Corporation shall be at such place as may be established by the Board. The Board is granted full power and authority to change said principal office from one location to another.

Section 1.3 Other Offices. The Corporation may also have an office or offices at such other places, either within or without the State of Delaware, as the Board may from time to time designate or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 2.1 Time and Place of Meetings. Meetings of stockholders shall be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

Section 2.2 Annual Meetings. Annual meetings of the stockholders of the Corporation for the purpose of electing directors and for the transaction of such other proper business as may come before such meetings may be held at such time, date and place as the Board shall determine by resolution.

Section 2.3 Special Meetings. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board.

Section 2.4 Stockholder Lists. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting or at the place of the meeting, and the list shall also be available at the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 2.5 Notice of Meetings.

(a) Written notice of each meeting of stockholders, whether annual or special, stating the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which such meeting has been called, shall be given to each stockholder of record, whether or not entitled to vote at such meeting, not less than ten (10) days nor more than sixty (60) days before the date of the meeting. Except as otherwise expressly required by law, notice of any adjourned meeting of the stockholders need not be given if the time and place thereof are announced at the meeting at which the adjournment is taken.

(b) Whenever any notice is required to be given under the provisions of the statutes or of the Certificate of Incorporation or of these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Notice of any meeting of stockholders shall be deemed waived by any stockholder who shall attend such meeting in person or by proxy, except a stockholder who shall attend such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 2.6 Quorum and Adjournment. The holders of a majority of the shares of stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for holding all meetings of stockholders, except as otherwise provided by applicable law or by the Certificate of Incorporation; provided, however, that the stockholders present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment notwithstanding the withdrawal of enough stockholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum. If it shall appear that such quorum is not present or represented at any meeting of stockholders, the Chairman of the meeting shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. The Chairman of the meeting may determine that a quorum is present based upon any reasonable evidence of the presence in person or by proxy of stockholders holding a majority of the outstanding votes, including without limitation, evidence from any record of stockholders who have signed a register indicating their presence at the meeting.

Section 2.7 Voting. In all matters, when a quorum is present at any meeting, the vote of the holders of a majority of the shares of capital stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of applicable law or of the Certificate of Incorporation, a different vote is required in which case such express provision shall govern and control the decision of such question. Such vote may be viva voce or by written ballot; provided, however, that the Board may, in its discretion, require a written ballot for any vote, and further provided that all elections for directors must be by written ballot upon demand made by a stockholder at any election and before the voting begins.

Unless otherwise provided in the Certificate of Incorporation, each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder.

Section 2.8 Action Without Meeting. Unless otherwise restricted by applicable law or by the Certificate of Incorporation or by these Bylaws, any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting if a majority of the shares of stock issued and outstanding and entitled to vote (unless a greater vote is required by law) consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of stockholders.

ARTICLE III

DIRECTORS

Section 3.1 Powers. The Board shall have the power to manage or direct the management of the property, business and affairs of the Corporation, and except as expressly limited by law, to exercise all of its corporate powers. The Board may establish procedures and rules, or may authorize the Chairman of any meeting of stockholders to establish procedures and rules, for the fair and orderly conduct of any meeting including, without

2

limitation, registration of the stockholders attending the meeting, adoption of an agenda, establishing the order of business at the meeting, recessing and adjourning the meeting for the purposes of tabulating any votes and receiving the results thereof, the timing of the opening and closing of the polls, and the physical layout of the facilities for the meeting.

Section 3.2 Number, Election and Tenure. The Board shall consist of one or more members. The exact number shall be determined from time to time by resolution of the Board. Directors shall be elected at the annual meeting of stockholders, and each director shall serve until such person’s successor is elected and qualified or until such person’s death, retirement, resignation or removal.

Section 3.3 Vacancies and Newly Created Directorships. Any newly created directorship resulting from an increase in the number of directors may be filled by a majority of the Board then in office, provided that a quorum is present, and any other vacancy on the Board may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

Section 3.4 Meetings. The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Section 3.5 Annual Meeting. The Board shall meet as soon as practicable after each annual election of directors.

Section 3.6 Regular Meetings. Regular meetings of the Board shall be held at such time and place as shall from time to time be determined by resolution of the Board. Notice of the time, place and purpose of any such meeting shall be given to the directors by the Secretary, or in case of the Secretary’s absence, refusal or inability to act, by any other officer. Any such notice may be given by mail, by electronic mail, by telephone, by personal service, or by any combination thereof as to different directors at least 72 hours in advance of such meeting.

Section 3.7 Special Meetings. Special meetings of the Board may be called at any time, and for any purpose permitted by law, by the Chairman of the Board (or, if the Board does not appoint a Chairman of the Board, the President), or by the Secretary on the written request of any two members of the Board unless the Board consists of only one director in which case the special meeting shall be called on the written request of the sole director, which meetings shall be held at the time and place designated by the person or persons calling the meeting. Notice of the time, place and purpose of any such meeting shall be given to the directors by the Secretary, or in case of the Secretary’s absence, refusal or inability to act, by any other officer or by any director. Any such notice may be given by mail, by electronic mail, by telephone, by personal service, or by any combination thereof as to different directors at least 24 hours in advance of such meeting.

Section 3.8 Quorum. At all meetings of the Board, (i) a majority of the total number of directors shall constitute a quorum for the transaction of business, unless all of the members of the Board execute a written consent pursuant to Section 3.12 agreeing to a lower quorum requirement for taking a specific business transaction; provided that any such lower quorum requirement shall not be less than one-third of the total number of members of the Board, and (ii) the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law or by the Certificate of Incorporation or by these Bylaws. Any meeting of the Board may be adjourned to meet again at a stated day and hour. Even though a quorum is not present, as required in this Section, a majority of the directors present at any meeting of the Board, either regular or special, may adjourn from time to time until a quorum be had. Notice of any adjourned meeting need not be given.

Section 3.9 Fees and Compensation. Each director and each member of a committee of the Board shall receive such fees and reimbursement of expenses incurred on behalf of the Corporation or in attending meetings as the Board may from time to time determine. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

3

Section 3.10 Meetings by Telephonic Communication. Members of the Board or any committee thereof may participate in a regular or special meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this Section shall constitute presence in person at such meeting.

Section 3.11 Committees. The Board may, by resolution passed by a majority of the whole Board, designate committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Upon the absence or disqualification of a member of a committee, if the Board has not designated one or more alternates (or if such alternate(s) are then absent or disqualified), the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member or alternate. Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to: (a) amending the Certificate of Incorporation (except that a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the Board as provided in Section 151(a) of the Delaware General Corporation Law (the “DGCL”) fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series); (b) adopting an agreement of merger or consolidation under Section 251 or 252 of the DGCL; (c) recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets; (d) recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution; or (e) amending the Bylaws of the Corporation. Unless the resolution appointing such committee or the Certificate of Incorporation expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock or to adopt a certificate of ownership and merger pursuant to Section 253 of the DGCL. Each committee shall have such name as may be determined from time to time by resolution adopted by the Board. Each committee shall keep minutes of its meetings and report to the Board when required.

Section 3.12 Action Without Meetings. Unless otherwise restricted by applicable law or by the Certificate of Incorporation or by these Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or of such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of the Board or committee.

Section 3.13 Removal. Unless otherwise restricted by the Certificate of Incorporation or by law, any director or the entire Board may be removed, with or without cause, by the holders of a majority of the shares of capital stock entitled to vote at an election of directors.

Section 3.14 Chairman of the Board. The Board may, at its election, appoint a Chairman of the Board who shall have authority to call and preside at all meetings of the stockholders and of the Board. The Chairman of the Board shall not have authority to act as an officer of the Corporation, sign stock certificates or otherwise act as an agent of the Corporation, except as expressly authorized by the Board.

4

ARTICLE IV

OFFICERS

Section 4.1 Appointment and Salaries. The officers of the Corporation shall be appointed by the Board and shall be a President and a Secretary. The Board may also appoint a Chief Executive Officer, a Chief Financial Officer and one or more Vice Presidents and the Board or the President may appoint such other officers (including Assistant Secretaries and Treasurers) as the Board or the President may deem necessary or desirable. The officers shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. The Board shall fix the salaries of all officers appointed by it. Unless prohibited by applicable law or by the Certificate of Incorporation or by these Bylaws, one person may be elected or appointed to serve in more than one official capacity. Any vacancy occurring in any office of the Corporation shall be filled by the Board.

Section 4.2 Removal and Resignation. Any officer may be removed, either with or without cause, by the Board or, in the case of an officer not appointed by the Board, by the President. Any officer may resign at any time by giving notice to the Board, the President or Secretary. Any such resignation shall take effect at the date of receipt of such notice or at any later time specified therein and, unless otherwise specified in such notice, the acceptance of the resignation shall not be necessary to make it effective.

Section 4.3 Chief Executive Officer. The Chief Executive officer shall have general and active management, supervision, direction, and control of the business of the corporation. He or she shall assist in the management of the corporation, and in the absence or disability of or upon the delegation by the Chairman of the Board, he or she shall preside at all meetings of stockholders and of the Board. He or she shall report from time to time to the Board all matters within his or her knowledge which the interest of the corporation may require to be brought to the attention of the Board. The Chief Executive Officer shall have the general powers and duties of supervision and management usually vested in the office of president of a corporation and shall exercise such powers and perform such duties as generally pertain or are necessarily incidental to his or her office and shall have such other powers and perform such other duties as may be specifically assigned to him or her from time to time by the Board.

Section 4.4 President. Subject to such powers, if any, as may be given by the Board to the Chief Executive Officer, if there are such officer, the President shall have supervising authority over and may exercise general executive powers concerning all of the operations and business of the Corporation, with the authority from time to time to delegate to other officers such executive and other powers and duties as he or she may deem advisable. The President shall also perform such duties as may be specifically assigned to him or her from time to time by the Board or the Chief Executive Officer. If there be no Chief Executive Officer, or in their absence, the President shall preside at all meetings of the stockholders and of the Board, unless the Board appoints another person who need not be a stockholder, officer or director of the Corporation, to preside at a meeting of stockholders.

Section 4.5 Vice President. In the absence of the President, or in the event of the President’s inability or refusal to act, the Vice President, if any, (or if there be more than one Vice President, the Vice Presidents in the order of their rank or, if of equal rank, then in the order designated by the Board or the President or, in the absence of any designation, then in the order of their appointment) shall perform the duties of the President and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The rank of Vice Presidents in descending order shall be Executive Vice President, Senior Vice President and Vice President. The Vice President shall perform such other duties and have such other powers as the Board may from time to time prescribe.

Section 4.6 Secretary and Assistant Secretary. The Secretary shall attend all meetings of the Board (unless the Board shall otherwise determine) and all meetings of the stockholders and record all the proceedings of the meetings of the Corporation and of the Board in a book to be kept for that purpose and shall perform like duties

5

for the committees when required. The Secretary shall give, or cause to be given, notice of all meetings of stockholders and special meetings of the Board. The Secretary shall have custody of the corporate seal of the Corporation and shall (as well as any Assistant Secretary) have authority to affix the same to any instrument requiring it and to attest it. The Secretary shall perform such other duties and have such other powers as the Board or the President may from time to time prescribe.

Section 4.7 Chief Financial Officer. The Chief Financial Officer shall have custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all monies and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board. The Chief Financial Officer may disburse the funds of the Corporation as may be ordered by the Board or the President, taking proper vouchers for such disbursements, and shall render to the Board at its regular meetings, or when the Board so requires, an account of transactions and of the financial condition of the Corporation. The Chief Financial Officer shall perform such other duties and have such other powers as the Board or the President may from time to time prescribe.

If required by the Board, the Chief Financial Officer and Assistant Chief Financial Officer or Treasurer, if any, shall give the Corporation a bond (which shall be renewed at such times as specified by the Board) in such sum and with such surety or sureties as shall be satisfactory to the Board for the faithful performance of the duties of such person’s office and for the restoration to the Corporation, in case of such person’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in such person’s possession or under such person’s control belonging to the Corporation.

Section 4.8 Assistant Officers. An assistant officer shall, in the absence of the officer to whom such person is an assistant or in the event of such officer’s inability or refusal to act (or, if there be more than one such assistant officer, the assistant officers in the order designated by the Board or the President or, in the absence of any designation, then in the order of their appointment), perform the duties and exercise the powers of such officer. An assistant officer shall perform such other duties and have such other powers as the Board or the President may from time to time prescribe.

ARTICLE V

SEAL

It shall not be necessary to the validity of any instrument executed by any authorized officer or officers of the Corporation that the execution of such instrument be evidenced by the corporate seal, and all documents, instruments, contracts and writings of all kinds signed on behalf of the Corporation by any authorized officer or officers shall be as effectual and binding on the Corporation without the corporate seal, as if the execution of the same had been evidenced by affixing the corporate seal thereto. The Board may give general authority to any officer to affix the seal of the Corporation and to attest the affixing by signature.

ARTICLE VI

STOCK

Section 6.1 Certificated and Uncertificated Stock. The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any class or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board, every holder of stock represented by certificates and, upon request, every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of, the Corporation by the Chairman of the Board, the President or a Vice President and by the Treasurer or an Assistant Treasurer or the

6

Secretary or an Assistant Secretary of the Corporation certifying the number of shares owned by him or her in the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent, or registrar at the date of the issue.

Section 6.2 Special Designation on Certificates. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualification, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock. Except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

ARTICLE VII

REPRESENTATION OF SHARES OF OTHER CORPORATIONS

Any and all shares of any other corporation or corporations standing in the name of the Corporation shall be voted, and all rights incident thereto shall be represented and exercised on behalf of the Corporation, as follows: (a) as the Board may determine from time to time, or (b) in the absence of such determination, by the Chairman of the Board, or (c) if the Chairman of the Board shall not vote or otherwise act with respect to the shares, by the President. The foregoing authority may be exercised either by any such officer in person or by any other person authorized so to do by proxy or power of attorney duly executed by said officer.

ARTICLE VIII

TRANSFERS OF STOCK

Upon surrender of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

ARTICLE IX

LOST, STOLEN OR DESTROYED CERTIFICATES

The Board may direct a new certificate or certificates be issued in place of any certificate theretofore issued alleged to have been lost, stolen or destroyed, upon the making of an affidavit of the fact by the person claiming the certificate to be lost, stolen or destroyed. When authorizing such issuance of a new certificate, the Board may, in its discretion and as a condition precedent to the issuance, require the owner of such certificate or certificates, or such person’s legal representative, to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the lost, stolen or destroyed certificate.

ARTICLE X

RECORD DATE

The Board may fix in advance a date, which shall not be more than sixty (60) days nor less than ten (10) days preceding the date of any meeting of stockholders, nor more than sixty (60) days prior to any other

7

action, as a record date for the determination of stockholders entitled to notice of or to vote at any such meeting and any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise the rights in respect of any change, conversion or exchange of stock, and in such case such stockholders, and only such stockholders as shall be stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting and any adjournment thereof, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, or to give such consent, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation after any such record date fixed as aforesaid.

ARTICLE XI

REGISTERED STOCKHOLDERS

The Corporation shall be entitled to treat the holder of record of any share or shares of stock of the Corporation as the holder in fact thereof and shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, except as expressly provided by applicable law.

ARTICLE XII

FISCAL YEAR

The fiscal year of the Corporation shall be fixed by resolution of the Board.

ARTICLE XIII

AMENDMENTS

Subject to any contrary or limiting provisions contained in the Certificate of Incorporation, these Bylaws may be amended or repealed, or new Bylaws may be adopted (a) by the affirmative vote of the holders of at least a majority of the common stock of the Corporation, or (b) by the affirmative vote of the majority of the Board at any regular or special meeting. Any Bylaws adopted or amended by the stockholders may be amended or repealed by the Board or the stockholders.

ARTICLE XIV

DIVIDENDS

Section 14.1 Declaration. Dividends on the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board at any regular or special meeting, pursuant to law, and may be paid in cash, in property or in shares of capital stock.

Section 14.2 Set Aside Funds. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the directors shall determine to be in the best interest of the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE XV

INDEMNIFICATION AND INSURANCE

Section 15.1 Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or

8

officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 15.4, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board.

Section 15.2 Indemnification of Others. The Corporation shall have the power to indemnify and hold harmless, to the extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

Section 15.3 Prepayment of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any officer or director of the Corporation, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article XV or otherwise.

Section 15.4 Determination; Claim. If a claim for indemnification (following the final disposition of such Proceeding) or advancement of expenses under this Article XV is not paid in full within sixty (60) days after a written claim therefor has been received by the Corporation the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

Section 15.5 Non-Exclusivity of Rights. The rights conferred on any person by this Article XV shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 15.6 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

Section 15.7 Other Indemnification. The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

9

Section 15.8 Continuation of Indemnification. The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article XV shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

Section 15.9 Amendment or Repeal. The provisions of this Article XV shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these bylaws), in consideration of such person’s performance of such services, and pursuant to this Article XV the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article XV are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article XV shall not adversely affect any right or protection (a) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (b) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

10